Exhibit 2.1

MERGER AGREEMENT

among

ENDOSCOPIC TECHNOLOGIES, INC.,

ATRICURE, INC.,

NINERS MERGER SUB, LLC

and

FORTIS ADVISORS LLC,

AS REPRESENTATIVE

dated as of

December 19, 2013

i

(Continued)

(Continued)

(Continued)

Annexes, Exhibits and Schedules:

Annex I:	Earnout Calculation

Exhibit A:	Form of Escrow Agreement
Exhibit B:	Form of Accredited Investor Questionnaire
Exhibit C:	Form of Charter Amendment

(Continued)

Page

Schedule 1.1	Employment Agreements
Schedule 9.1(a)	Accredited Stockholders
Schedule 9.1(b)	Company’s Knowledge
Schedule 9.1(c)	Severance Payments
Schedule A-1	2014 Combined MIS Revenue Target
Schedule A-2	2015 Combined MIS Revenue Target
Schedule A-3	Illustrative Milestone Payout Table

v

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of December 19, 2013 (the “Agreement Date”), is entered into among ENDOSCOPIC TECHNOLOGIES, INC., a Delaware corporation (“Company”), ATRICURE, INC., a Delaware corporation (“Parent”), NINERS MERGER SUB, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Parent (“Merger Sub”) and, solely in its capacity as representative of the Stockholders, Fortis Advisors LLC, a Delaware limited liability company (the “Representative”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Article 9 hereof.

RECITALS

A. The Board of Directors of Parent, Company and Merger Sub believe it is in the best interests of their respective companies for Company and Merger Sub to combine into a single company through the statutory merger of Company with and into Merger Sub, a direct wholly-owned subsidiary of Parent, with Merger Sub surviving the merger (the “Merger”), upon the terms and conditions set forth in this Agreement;

B. In furtherance of the foregoing recital, the Board of Directors of Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Stockholders;

C. The Board of Directors of Parent and Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL and the DLLCA as well as all other applicable Law;

D. Promptly following the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, Company shall use its commercially reasonable efforts to obtain and deliver to Parent an executed Action by Written Consent of the Stockholders adopting this Agreement, executed by Stockholders holding at least (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, (b) a majority of the outstanding shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock (collectively, the “Senior Preferred”) voting together as a single class on an as-converted to Company Common Stock basis, (c) a majority of the outstanding shares of Company Common Stock, voting as a separate class, and (d) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class; (the “Required Stockholder Approval”);

E. As a condition for Parent’s willingness to have entered into this Agreement, holders of Company Stock have agreed to accept Parent Shares and cash as part of the Aggregate Merger Consideration they are entitled to receive hereunder;

F. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 of the Code;

G. Concurrently with or prior to the execution of this Agreement, each individual listed on Schedule 1.1 hereto has executed an employment agreement with Parent or its Affiliate (collectively, the “Employment Agreements”); and

H. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE 1.

THE MERGER

Section 1.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, (a) Company will merge with and into Merger Sub (the “Merger”), and (b) the separate corporate existence of Company will cease and Merger Sub will continue its limited liability company existence under the DLLCA as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

(b) At the Effective Time (as defined below), the effect of the Merger shall be as provided in this Agreement and the Merger Certificate and as provided by the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property, rights, privileges and powers of Company and the Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place through the remote exchange of electronic copies of executed documents (a) on the second Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Article 2 below (other than conditions which are to be satisfied on the Closing Date which such conditions shall be satisfied on the Closing Date), or (b) at such other place or such other date as is mutually agreeable to the parties hereto. The date of the Closing is herein referred to as the “Closing Date.” At the Closing, Merger Sub and Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and Company shall agree in the Certificate of Merger (the “Effective Time”). In the event of a conflict between this Agreement and the Certificate of Merger, to the extent permitted by applicable Law, this Agreement shall govern.

Section 1.3 Certificate of Formation; Limited Liability Company Agreement; Directors and Officers.

(a) At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Company or as provided by applicable Law.

(c) The managers and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

Section 1.4 Treatment of Company Stock, Options and Warrants.

(a) At the Effective Time, except as otherwise provided in Section 1.4(d) and Section 1.8, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted, without any action on the part of holders thereof, into the right to receive the applicable Preferred Per Share Merger Consideration, without interest, calculated and distributed in accordance with the Company Charter, as in effect immediately prior to the Effective Time and as set forth in the Distribution Schedule. Prior to the Effective Time, in accordance with the Company Charter, the Company Board shall determine in good faith with the written consent of holders of at least two-thirds of the then outstanding shares of the Senior Preferred, voting together as a single class on an as-converted to Company Common Stock basis, the value, as of the Effective Time, of each component of the Aggregate Merger Consideration. For clarity, at the Effective Time, each Preferred Stockholder (other than a holder of Dissenting Shares) shall be entitled to receive such Preferred Stockholder’s Proportionate Share of each component of the Aggregate Merger Consideration, in accordance with the Company Charter, as in effect immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(b) At the Effective Time, except as otherwise provided in Section 1.4(d) and Section 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted, without any action on the part of holders thereof, into the right to receive the Common Per Share Merger Consideration, without interest, calculated and distributed in accordance with the Company Charter, as in effect immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(c) At the Effective Time, all outstanding Options, including any Options granted under Company’s 1998 Stock Option Plan, as amended, and the 2008 Employee Incentive Plan, as amended (collectively, the “Company Equity Plans”), that remain unexercised immediately prior to the Effective Time, whether vested or unvested, and all outstanding Warrants, shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(d) At the Effective Time, each share of Company Stock owned by Company as treasury stock that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished without any exchange thereof and without any further action on the part of Company.

(e) At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one unit of common membership interest of the Surviving Company with the same rights, powers and privileges as existed prior to such conversion.

(f) From and after the Effective Time, the holders of certificates evidencing ownership of the shares of Company Stock (“Company Stock Certificates”) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided for herein or under applicable Law.

(g) For purposes of this Agreement:

(i) “Aggregate Liquidation Preference Amount” means the sum of the Series A-1 Liquidation Preference Amount, the Series B-1 Liquidation Preference Amount, the Series C-1 Liquidation Preference Amount and the Series D-1 Liquidation Preference Amount.

(ii) “Aggregate Merger Consideration” means, collectively, the rights of the Stockholders to receive (i) the Closing Merger Consideration, (ii) the Escrow Distributions, if any, (iii) the Reserve Distribution, if any, and (iv) the Earnout Payments, if any.

(iii) “Cash on Hand” means, with respect to Company, as of the close of business on the Closing Date (but before taking into account the consummation of the transactions contemplated hereby or payment of any MIP Payments, Indebtedness or Stockholder Transaction Expenses included in the calculation of Closing Merger Consideration) all unrestricted cash, cash equivalents and freely marketable securities but not including any restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations or deposits with third parties, including landlords), in each case determined in accordance with GAAP and expressed in United States dollars. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of Company.

(iv) “Closing Merger Consideration” means an amount equal to (i) $34,000,000, plus (ii) the total amount of Cash on Hand, minus (iii) the outstanding amount of Indebtedness of Company as of the Closing, minus (iv) the aggregate amount of Stockholder Transaction Expenses as of the Closing, plus (v) the amount, if any, by which the Net Working Capital exceeds $1,500,000 (the “Net Working Capital Target”), minus (vi) the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target, minus (vii) the Escrow Amount, minus (viii) the Representative Reserve, minus (ix) the aggregate amount of the MIP Payments payable at the Closing.

(v) “Common Per Share Merger Consideration” means the amount equal to (x) the excess of the Preferred Stockholder Allocated Amounts over the Aggregate Liquidation Preference Amount, divided by (y) the number of shares of Company Common Stock (excluding Dissenting Shares) as of immediately prior to the Effective Time.

(vi) “Excess Closing Amount” means the amount by which (i) (x) the Closing Merger Consideration, plus (y) the value ascribed to the Escrow Shares in accordance with Section 1.5(h), plus (z) the amount of any MIP Payments paid in Parent Shares at the Closing, exceeds (ii) $34,000,000.

(vii) “Net Working Capital” means, as of the Closing, (i) the sum of the total current assets of Company (determined in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Audited Financial Statements), minus (ii) the sum of the total current liabilities of Company (determined in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Audited Financial Statements), except that (y) current assets shall exclude Cash on Hand and (z) current liabilities shall exclude all Indebtedness, Stockholder Transaction Expenses and any MIP Payments.

(viii) “Preferred Per Share Merger Consideration” shall mean, as applicable, the Series A-1 Per Share Merger Consideration, the Series B-1 Per Share Merger Consideration, the Series C-1 Per Share Merger Consideration and the Series D-1 Per Share Merger Consideration.

(ix) “Preferred Stockholder Allocated Amounts” means the sum of (A) the aggregate cash received by the Preferred Stockholders pursuant to this Agreement, (B) the number of Parent Shares issued to the Preferred Stockholders multiplied by the Parent Trading Price at Delivery of Earnout Statement or Parent Trading Price at Signing, as applicable, pursuant to this Agreement, and (C) the aggregate of all MIP Payments.

(x) “Series A-1 Liquidation Preference Amount” means (A) the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares), multiplied by (B) $1.33439.

(xi) “Series A-1 Per Share Merger Consideration” means the Aggregate Merger Consideration distributable to holders of Series A-1 Preferred Stock at the Effective Time as allocated among each share of Series A-1 Preferred Stock (excluding Dissenting Shares) pursuant to the Company Charter, as in effect as of immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(xii) “Series B-1 Liquidation Preference Amount” means (A) the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares), multiplied by (B) $0.87505.

(xiii) “Series B-1 Per Share Merger Consideration” means the Aggregate Merger Consideration distributable to holders of Series B-1 Preferred Stock at the Effective Time as allocated among each share of Series B-1 Preferred Stock (excluding Dissenting Shares) pursuant to the Company Charter, as in effect as of immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(xiv) “Series C-1 Liquidation Preference Amount” means (A) the number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares), multiplied by (B) $0.702.

(xv) “Series C-1 Per Share Merger Consideration” means the Aggregate Merger Consideration distributable to holders of Series C-1 Preferred Stock at the Effective Time as allocated among each share of Series C-1 Preferred Stock (excluding Dissenting Shares) pursuant to the Company Charter, as in effect as of immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(xvi) “Series D-1 Liquidation Preference Amount” means (A) the number of shares of Series D-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares), multiplied by (B) $0.76.

(xvii) “Series D-1 Per Share Merger Consideration” means the Aggregate Merger Consideration distributable to holders of Series D-1 Preferred Stock at the Effective Time as allocated among each share of Series D-1 Preferred Stock (excluding Dissenting Shares) pursuant to the Company Charter, as in effect as of immediately prior to the Effective Time and as set forth in the Distribution Schedule.

(xviii) “Stockholder Transaction Expenses” means, without duplication and to the extent not included in the calculation of Net Working Capital, Cash on Hand or Indebtedness, all (i) third party fees and expenses, including any fees expenses payable to counsel, accountants, investment bankers and consultants, payable by

Company arising from, incurred in connection with or incident to this Agreement, the Merger and the transactions contemplated hereby, including the drafting, negotiation, execution and delivery of this Agreement and all of the other agreements and documents contemplated hereby; (ii) amounts required to be paid by or on behalf of Company to any current or former employee, equityholder, officer, manager, director or other Person as a performance or other bonus in connection with the consummation of the transactions contemplated hereby (together with any employment related Taxes, including payroll taxes, social security contributions, unemployment insurance and employment training tax, which are required to be paid by the Company or the Surviving Company in connection with such amounts), including any Severance Payments but excluding any MIP Payments, and (iii) amounts payable pursuant to the Put Option Agreement, dated January 25, 2011, between Company and SVB Financial Group; provided, however, Stockholder Transaction Expenses shall not include (A) any payments made under the Employment Agreements or Non-Compete Agreements, including any bonus payments or programs of Parent, the Surviving Company or their Affiliates relating to periods following the Effective Time, and (B) any severance or other similar payments (other than the Severance Payments), including accrued vacation and accrued bonuses and other similar compensation paid or payable in connection with the termination of any employee of the Company in connection with or as a result of the Merger and the transactions contemplated hereby. It is understood and agreed that notwithstanding anything to the contrary contained herein Stockholders may assign Parent shares to the Firm and Company’s Investment Banker in lieu of cash in order to satisfy Stockholder Transaction Expenses.

Section 1.5 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint U.S. Bank National Association (the “Paying Agent”) to act as paying agent in connection with the consideration to be paid to the Stockholders pursuant to a paying agent agreement among Parent, Representative and Paying Agent in reasonable form and substance (the “Paying Agent Agreement”). The Paying Agent’s fees and expenses shall be borne by Parent.

(b) At least three (3) Business Days prior to the Closing Date, Company shall deliver to Parent its good faith estimate of the Closing Merger Consideration (the “Estimated Closing Merger Consideration”), including reasonable support for its calculation of the Estimated Closing Merger Consideration. The calculation of the Estimated Closing Merger Consideration shall be prepared in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Financial Statements.

(c) No later than three (3) Business Days following the date hereof, Company shall deliver, or cause to be delivered, a Letter of Transmittal in a form reasonably acceptable to Parent and Company (collectively, the “Letters of Transmittal”) to the Preferred Stockholders. In the event that at any time the sum of the Preferred Stockholder Allocated Amounts exceeds the Aggregate Liquidation Preference Amount, then concurrently with or prior to the distribution to Preferred Stockholders resulting in such event, Surviving Company shall deliver, or cause to be delivered, a Letter of Transmittal to each holder of Company Common Stock that has not executed a Letter of Transmittal along with a letter explaining that such threshold has been exceeded.

(d) Company shall deliver to Parent, at least three (3) Business Days prior to the Closing Date, a distribution schedule (the “Distribution Schedule”), setting forth Company’s calculation of how the Aggregate Merger Consideration shall be allocated among the Stockholders, in addition to an electronic copy thereof in Microsoft Excel format. Parent shall be able to rely on, and shall have no liability to any party to this Agreement or to any Stockholder for any payment reflected on, the Distribution Schedule. The Distribution Schedule shall include:

(i) the name, address (as listed in the corporate record books of Company) and, the extent provided by such Stockholder in a Letter of Transmittal, the social security number or tax identification number of each Stockholder;

(ii) the Aggregate Liquidation Preference Amount;

(iii) each Preferred Stockholder’s Proportionate Share, and each Common Stockholder’s Proportionate Share;

(iv) the Company Board’s good faith determination, with the written consent of holders of at least two-thirds of the then outstanding shares of the Senior Preferred, of the value of each component of the Aggregate Merger Consideration as of the Effective Time;

(v) the Preferred Per Share Merger Consideration for each series of Company Preferred Stock and the Common Per Share Merger Consideration for the Company Common Stock;

(vi) the allocation of the Aggregate Merger Consideration among the Stockholders, determined in accordance with the Company Charter as in effect as of immediately prior to the Effective Time, including the allocation of any Closing Cash Consideration and the number of Parent Shares issuable to each Stockholder pursuant to Section 1.4 and Section 1.5(e);

(vii) a schedule of MIP Payments to be made at the Closing, as well as a schedule setting forth the allocation of any Escrow Distributions, Reserve Distributions, and Earnout Payments payable to Participants as MIP Payments;

(viii) the number of shares (separated by class and series) of Company Stock; and

(ix) certificate prefix(es) and certificate number(s) for Company Stock.

(e) At the Closing, Parent shall deliver or pay, or shall cause the Surviving Company to deliver or pay, in cash by wire transfer of immediately available funds, the balance of amounts of the Indebtedness identified on the “Indebtedness Pay-Off Schedule” and outstanding

Stockholder Transaction Expenses identified on the “Stockholder Transaction Expenses Schedule”, each delivered to Parent by Company at least three (3) Business Days prior to the Closing Date, as follows:

(i) all amounts necessary to fully discharge the then-outstanding balances of the Indebtedness identified on the Indebtedness Pay-Off Schedule shall be paid on behalf of Company to the applicable creditors’ accounts set forth in the Pay-Off Letters or as otherwise advised by such creditors in writing; and

(ii) all amounts necessary to fully discharge the then-outstanding balances of Stockholder Transaction Expenses identified on the Stockholder Transaction Expenses Schedule shall be paid on behalf of Company to the accounts designated by the Persons owed such amounts as set forth on the Stockholder Transaction Expenses Schedule.

(f) Each Accredited Stockholder’s Proportionate Share of the Closing Merger Consideration shall be paid in a number of Parent Shares (rounded up to the nearest share) equal to such Accredited Stockholder’s Proportionate Share of the Closing Merger Consideration divided by the Parent Trading Price at Signing (the “Parent Share Consideration”); provided that in the event that the aggregate of the Accredited Stockholders’ Proportionate Shares of the Closing Merger Consideration, plus the Escrow Shares, plus the amount of any MIP Payments paid in Parent Shares at the Closing, exceeds $34,000,000, then the amount of such excess shall be paid in cash; provided that the aggregate of the non-Accredited Stockholders’ Proportionate Share of the Closing Merger Consideration shall be equal to or less than $3,400,000. Each non-Accredited Stockholder’s Proportionate Share of the Closing Merger Consideration shall be paid in cash (together with any cash consideration payable to the Accredited Stockholders pursuant to this clause, the “Closing Cash Consideration”). “Parent Trading Price at Signing” means $15.99.

(i) At the Closing, (A) Parent shall deposit the Closing Cash Consideration with the Paying Agent, and (B) through such mechanics as may be required taking into account the requirements of applicable Law and accounting and tax considerations, Parent shall, or shall cause a third party to, deposit with the Paying Agent, for the benefit of the Accredited Stockholders, evidence of the Parent Share Consideration determined based upon the Estimated Closing Merger Consideration, in electronic or book-entry form. Promptly after the Effective Time, Parent shall cause the Paying Agent to deliver, to each Stockholder that is an Accredited Stockholder and who has completed a Letter of Transmittal and returned it to the Paying Agent, together with Company Stock Certificates representing outstanding shares of Company Stock (or an affidavit of lost stock certificate in form reasonably acceptable to Parent), the Parent Share Consideration and any Closing Cash Consideration payable to such Accredited Stockholder; provided, however, that Parent shall cause the Paying Agent to deliver the Parent Share Consideration on the Closing Date to each Accredited Stockholder who at least three (3) Business Days prior to the Closing has completed a Letter of Transmittal and returned it to the Paying Agent, together with Company Stock Certificates representing outstanding shares of Company

Stock (or an affidavit of lost stock certificate in form reasonably acceptable to Parent).

(ii) Promptly after the Effective Time, Parent shall cause the Paying Agent to deliver to each Stockholder who is not an Accredited Stockholder and who has completed a Letter of Transmittal and returned it to the Paying Agent, together with any applicable Company Stock Certificate (or affidavit of lost stock certificate in form reasonably acceptable to Parent) a check (or if elected by such Stockholder, a wire transfer) representing that portion of the Closing Cash Consideration to which such Stockholder is entitled; provided, however, that Parent shall cause the Paying Agent to deliver the Closing Cash Consideration on the Closing Date to each Stockholder who is not an Accredited Stockholder who at least three (3) Business Days prior to the Closing has completed a Letter of Transmittal and returned it to the Parent, together with Company Stock Certificates representing outstanding shares of Company Stock (or an affidavit of lost stock certificate in form reasonably acceptable to Parent). The delivery of such checks (or wire transfers, as applicable) by the Paying Agent shall be deemed, for all purposes, to have satisfied in full the obligations of Parent to pay the Closing Cash Consideration to such Stockholders and neither Parent nor the Paying Agent shall have any further obligation for such payments.

(iii) Parent shall not be required to pay any amount of the Closing Cash Consideration, the Parent Share Consideration or any portion of the Earnout Amount to any Stockholder until receipt by the Paying Agent from such Stockholder of properly completed and executed Letters of Transmittal and the applicable Company Stock Certificate or an affidavit of lost stock certificate in form reasonably acceptable to Parent.

(g) The Parent Shares pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Accredited Stockholders of their Parent Shares has become registered (including pursuant to the Registration Statement) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Shares issued to the Accredited Stockholders hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Parent agrees to cooperate in a timely manner with the Stockholders of Registrable Securities to remove any restrictive legends or similar transfer instructions from the Registrable Securities upon the registration of the Registrable Securities or in the event that the Registrable Securities are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

(h) At the Closing, Parent shall deposit or shall cause the Surviving Company to deposit with US Bank National Association (the “Escrow Agent”) the Escrow Amount into an escrow account (the “Escrow Account”) pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). After the Closing, and upon receipt by Parent, Surviving Company or any of their Affiliates of any Terumo TSA Payment, then Parent shall promptly deposit, or cause to be deposited, the amount of such Terumo TSA Payment into the Escrow Fund. “Escrow Amount” means $3,400,000, and shall include (i) if the aggregate of the non-Accredited Stockholders’ Proportionate Share of the Closing Merger Consideration is equal to or greater than $3,400,000, a number of Parent Shares equal to $3,400,000 divided by the Parent Trading Price at Signing or (ii) if the aggregate of the non-Accredited Stockholders’ Proportionate Share of the Closing Merger Consideration is less than $3,400,000, (A) cash in the amount of $3,400,000 minus the aggregate of the non-Accredited Stockholders’ Proportionate Share of the Closing Merger Consideration (the “Escrow Cash”) and (B) a number of Parent Shares equal to $3,400,000 minus the Escrow Cash divided by the Parent Trading Price at Signing. The Parent Shares to be placed in escrow pursuant to the preceding sentence shall be referred to herein as the “Escrow Shares”.

(i) At the Closing, Parent shall deposit or shall cause the Surviving Company to deposit with the Representative an amount equal to $200,000 (the “Representative Reserve”), which amount shall be used to fund potential expenses of the Representative in carrying out its authorized duties.

(j) At the Closing, Parent shall deposit with Company’s payroll agent for prompt distribution to the Participants an amount equal to the aggregate of the MIP Payments payable at the Closing.

(k) Until surrendered in accordance with this Agreement, each Company Stock Certificate shall represent after the Effective Time for all purposes only the right to receive payment as provided in this Agreement.

(l) At any time following the day that is twelve (12) months after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) and Parent Shares that had been made available to the Paying Agent with respect to the Closing Merger Consideration and that have not been disbursed to Stockholders and thereafter such Stockholders shall be entitled to look only to the Parent (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof with respect to the applicable portion of Closing Merger Consideration payable to them, without interest thereon.

Section 1.6 Purchase Price Adjustment.

(a) As promptly as possible, but in any event within sixty (60) days after the Closing Date, Parent shall deliver to the Representative its calculation of the Closing Merger Consideration (the “Closing Statement”). The Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Financial Statements. The Closing Statement shall entirely disregard any of the plans, transactions, or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Company and its business and assets, and any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(b) Parent shall, and shall cause the Surviving Company to, (i) provide the Representative and its Agents with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Company to the extent reasonably necessary for their review of the Closing Statement, and (ii) cooperate with the Representative and its Agents in connection with such review, including providing on a timely basis all other information reasonably requested by the Representative and its Agents that is to be used in connection with the review of the Closing Statement. If the Representative has any objections to the Closing Statement, the Representative shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement shall identify in reasonable detail those items and amounts to which the Representative objects (the “Disputed Items”) and shall include the Representative’s calculation of the amounts in dispute. If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Closing Statement, the Closing Statement as prepared by Parent shall be final, binding and non-appealable by the parties. The Representative and Parent shall negotiate in good faith to resolve the Disputed Items and all such discussions shall (unless otherwise agreed by Parent and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Parent, the Representative and Parent shall submit any unresolved Disputed Items (and only such unresolved Disputed Items) to an independent national accounting firm mutually selected by Parent and the Representative (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party shall submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Representative, or the Objections Statement delivered to Parent, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within thirty (30) days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the Closing Statements prepared by the Representative and Parent. In resolving any such dispute, the Accounting Firm may not assign a value to any unresolved Disputed Item greater than the highest amount the Representative or Parent assigns to such Disputed Item in their respective Closing Statements or less than the lowest amount the Representative or Parent assigns to such Disputed Item in their respective Closing Statements. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement that includes the final determination of the unresolved Disputed Items by the Accounting Firm shall be final, binding and non-appealable by the parties. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. All costs and expenses of the Accounting Firm, if any, shall be paid by Parent and the Representative (on behalf of the Stockholders), respectively, in the proportion that the aggregate dollar amount of the unresolved Disputed Items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all unresolved Disputed Items submitted by Parent and Representative. For example, should the items in dispute total $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of the Accounting Firm’s review would be borne by Parent and 40% of the costs would be borne by Representative (on behalf of the Stockholders).

(c) If the Closing Merger Consideration as finally determined after taking into account the final determination of the Closing Statement pursuant to Section 1.6(b) (the “Final Closing Merger Consideration”) is greater than the Estimated Closing Merger Consideration, then, within five (5) Business Days after the determination of the Final Closing Merger Consideration, then Parent will pay or will cause the Surviving Company to pay, by wire transfer of immediately available funds, to the Paying Agent who will in turn pay to each Preferred Stockholder such Preferred Stockholder’s Proportionate Share of such excess (or, in the case of a shortfall of the MIP Payments, Parent will cause Company’s payroll agent to promptly distribute any such shortfall to the Participants).

(d) If the Final Closing Merger Consideration is less than the Estimated Closing Merger Consideration, then, within five (5) Business Days after the determination of the Final Closing Merger Consideration, Parent and Representative will jointly instruct the Escrow Agent to pay to Parent, by wire transfer of immediately available funds, an amount equal to such shortfall from the Escrow Account.

(e) All payments required pursuant to Section 1.6(c) and Section 1.6(d) shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement (in the case of Parent, in respect of the shares in the Surviving Company held by Parent as a result of the Merger), unless otherwise required by applicable Law.

Section 1.7 Registration Statement.

(a) Parent shall file a shelf registration statement on Form S-3 (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering all of the Registrable Securities held by all holders that have adequately and timely provided Parent with all selling shareholder information required under the Securities Act and the rules and regulations promulgated thereunder to be included in the Registration Statement as soon as reasonably practicable after the later of (i) the Closing Date or (ii) the date of completion by the Company’s auditor of its review of the Company’s financial statements for the nine (9) month period ended on September 30, 2013 and Parent’s receipt of the consents of Company’s auditor required pursuant to Section 5.5 hereof (but in no event later than fifteen (15) days following such date) covering the resale on a continuous basis of the Parent Shares issued as Parent Share Consideration in connection with the Closing as well as any Parent Shares that may be issued in connection with the Milestone 1 Payment (the “Registrable Securities”), together with such additional securities as may be issued by Parent other than in connection with the Merger. In connection with the filing of the Registration Statement, Parent shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable and to remain effective as provided herein. Notwithstanding anything herein to the contrary, Parent shall not be required to file a Registration Statement at any time during which the financial statements required by Article 3 of Regulation S-X have not been completed and made available to Parent.

(b) Parent shall use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earliest of (i) such time that all Registrable Securities covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), and (ii) such time that all Registrable Securities covered by such Registration Statement may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for Parent to be in compliance with the current public information requirement under Rule 144 (the “Effectiveness Period”).

(c) Parent shall furnish to each Stockholder of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, and Prospectus included therein, all exhibits and other documents filed therewith and such other documents as such Stockholder of Registrable Securities may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder of Registrable Securities. Parent will (i) keep the Representative advised in writing as to the initiation of the registration and as to the effectiveness thereof, and (ii) give the Representative the reasonable opportunity to review and comment on the Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto.

(d) Parent may require each Stockholder of Registrable Securities as to which any registration is being effected to furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing. Each such Stockholder of Registrable Securities shall promptly notify Parent in writing of any changes in the information set forth in the Registration Statement after it is prepared regarding the Stockholder of Registrable Securities. None of the information supplied (or to be supplied) by or on behalf of any of the Stockholders for inclusion or incorporation by reference in the Registration Statement or Prospectus will, at the time the Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 1.7, a

“Stockholder of Registrable Securities” refers solely to a holder or holders of Registrable Securities as of the Closing Date.

(e) Parent may, by two (2) days prior written notice to all the Stockholders of Registrable Securities (each, a “Blackout Notice”), (i) delay the filing of the Registration Statement or a request for acceleration of the effective date, or (ii) suspend the Registration Statement after effectiveness and require that the Stockholders of Registrable Securities immediately cease sales of shares pursuant to the Registration Statement, in each case for a period no longer than fourteen (14) calendar days, in the event that (A) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in imminent and material harm to Parent or (B) any other event occurs that makes any statement of a material fact made in the Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in the Registration Statement in order to make the statements therein not misleading; provided, however, that (x) at the time such Blackout Notice is sent and during the entire delay or suspension period Parent shall be in compliance with the current public information requirement under Rule 144 of the Securities Act and (y) during the six (6) month period immediately following the Closing Date, Parent shall only be permitted to avail itself of this right on one (1) occasion. If Parent suspends the Registration Statement and requires the Stockholders of Registrable Securities to cease sales of shares pursuant to this Section 1.7(e), Parent shall, promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and give written notice to all Stockholders of Registrable Securities authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the Prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to Stockholders of Registrable Securities given pursuant to this Section 1.7(e), and the Stockholders of Registrable Securities shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Stockholders of Registrable Securities and such Stockholders of Registrable Securities agree to treat and keep the existence of such delay or suspension, as the case may be, confidential.

(f) Parent shall cause all Parent Shares received by Stockholders to be listed on NASDAQ within one (1) Business Day after (i) the Closing with respect to Parent Shares issued at the Closing, and (ii) the date of issuance with respect to Parent Shares issued in connection with the Milestone 1 Payment.

(g) Parent shall pay all fees and expenses in connection with compliance with its obligations under this Section 1.7, including all fees and expenses in connection with the filing of the Registration Statement, the registering of the Registrable Securities, fees and expenses of compliance with securities or “blue sky” Laws, transfer agent fees, the maintenance of the effectiveness of the Registration Statement, and the listing of the Parent Shares on NASDAQ, including all registration, filing, qualification, printing, accounting and other fees and expenses except that Parent shall not be responsible for the fees of the representatives of and counsel to, the Stockholders, including those with respect to any review and preparation of the Registration Statement (all of which shall be included in the Stockholder Transaction Expenses).

Section 1.8 Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Stockholders who have properly demanded appraisal of, or dissenters’ rights with respect to, their shares of Company Stock (“Dissenting Shares”) pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (the “CCC”) shall not have such shares converted as provided herein, but instead such Stockholders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL or, as applicable, Chapter 13 of the CCC. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL or, as applicable, Chapter 13 of the CCC. Notwithstanding the foregoing, if any Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or, as applicable, Chapter 13 of the CCC, or if a court of competent jurisdiction shall determine that such Stockholders is not entitled to the relief provided by Section 262 of the DGCL, or, as applicable, Chapter 13 of the CCC, then the rights of such Stockholders under Section 262 of the DGCL or, as applicable, Chapter 13 of the CCC shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time as set forth in Section 1.4(a) or Section 1.4(b), as applicable. Prior to the Closing, Company shall give Parent prompt written notice of any demands for appraisal or dissenters’ rights with respect to Dissenting Shares (“Appraisal Demands”), and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such Appraisal Demands, and any settlements with respect thereto shall not be entered into without the prior written consent of Representative and Parent (such consents not to be unreasonably conditioned, withheld or delayed). From and after the Closing, the Representative shall be entitled to assume the defense of any Appraisal Demands, whether such Appraisal Demands were commenced before or after the Closing; provided that Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such Appraisal Demands, and any settlements with respect thereto shall not be entered into without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed). After the Closing, Parent shall give the Representative prompt written notice of any Appraisal Demands. Any payments to be made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Company.

Section 1.9 No Further Ownership Rights in Company Stock. The consideration paid in accordance with the terms hereof (including the Escrow Funds) shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Stock (including any rights to receive accrued but unpaid dividends or any liquidation preference on Company Stock, if any), and, from and after the Effective Time, the Stockholders shall cease to have any rights with respect to the shares of Company Stock (including any rights to receive any accrued but unpaid dividends or any liquidation preference on such shares, if any) except as otherwise expressly provided for in this Agreement and, if applicable, the Escrow Agreement. At the Effective Time, the stock transfer books of Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Company of shares of Company Stock. If, after the Effective Time, Company Stock Certificates are presented to Parent or the Surviving Company for any reason, they shall be canceled and exchanged as provided and in accordance with this Section 1.9.

Section 1.10 Lost Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, and an indemnity, reasonably satisfactory to Parent, the Surviving Company and their Affiliates, against any claim that may be made against any of them with respect to such Company Stock Certificate, the Surviving Company shall pay, in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable Preferred Per Share Merger Consideration or Common Per Share Merger Consideration to be paid in respect of the Company Stock represented by such Company Stock Certificate as contemplated by this Article 1.

Section 1.11 Withholding. Parent, Merger Sub, the Surviving Company, the Escrow Agent and the Representative (as applicable) shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code, and any other applicable Tax Laws, that are set forth on the Distribution Schedule or that the Parent is entitled to withhold as set forth in the General Instructions in the Letter of Transmittal. Any such withheld amount shall be timely paid over to the appropriate Governmental Authority and treated as though it had been paid to the Person in respect of which such withholding was required.

Section 1.12 Interest; No Liability. All payments made pursuant to this Article 1, whether at the Closing or afterwards, shall be without interest. None of Parent, Merger Sub or the Surviving Company shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.13 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement and except as set forth in the Charter Amendment, in the event that Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement shall be equitably adjusted to reflect such change.

ARTICLE 2.

CONDITIONS TO MERGER

Section 2.1 Conditions to All Parties’ Obligations. The obligations of Parent, Merger Sub and Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) no court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or order (whether or not temporary or final and non-

appealable, and that has not been vacated, withdrawn or overturned), restraining, enjoining or otherwise prohibiting the Merger;

(b) this Agreement shall not have been terminated in accordance with Article 6;

(c) the Required Stockholder Approval shall have been attained; and

(d) there shall be no Action pending against Parent, Merger Sub or Company or any of their respective Affiliates by any Governmental Authority in which such Governmental Authority is (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; or (ii) seeking to impose any criminal sanctions on Parent, Merger Sub or Company in connection with the Merger.

Section 2.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties of Company contained in Article 3 that is (i) qualified as, to, or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or will not have a Material Adverse Effect;

(b) Company shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) from the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d) holders of no more than six percent (6.0%) of the aggregate outstanding Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) as of the Effective Time will have elected to exercise (and will not have withdrawn) dissenters’, appraisal or similar rights under Delaware law with respect to such shares;

(e) each Employment Agreement shall continue to be in full force and effect;

(f) with respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, the Stockholders shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner;

(g) the aggregate of the non-Accredited Stockholders’ Proportionate Share of the Closing Merger Consideration shall not exceed the sum of: the Excess Closing Amount, plus the amount of any Stockholder Transaction Expenses for which the Firm and the Company’s Investment Banker agree with Parent to accept Parent Shares in lieu of cash (with such Parent Shares being valued at the Parent Trading Price at Signing); and

(h) Company will have delivered to Parent each of the following:

(i) a certificate of Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to Company have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by the Representative;

(iii) a copy of the Paying Agent Agreement duly executed by the Representative;

(iv) payoff letters in a form reasonably satisfactory to Parent, with respect to the payoff amounts of the Indebtedness identified on the Indebtedness Pay-Off Schedule (the “Pay-Off Letters”);

(v) a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3);

(vi) certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(vii) (A) a certified copy of the Company Charter and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date;

(viii) the resignations, effective as of the Closing, from the board of directors of Company of each director so designated in writing by Parent not less than ten (10) days prior to the Closing;

(ix) the consents listed on Section 2.2(g)(viii) of the Disclosure Schedules in form and substance reasonably satisfactory to Parent;

(x) an updated Distribution Schedule, including any update to show the actual number of Parent Shares to be issued under Section 1.4 based on the actual Parent Trading Price at Signing; and

(xi) an electronic copy, on one or more DVDs or other electronic storage devices, containing the true, correct and complete contents of the Dataroom, which shall be delivered promptly after the Closing.

Section 2.3 Conditions to Company’s Obligations. The obligations of Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties of Parent contained in Article 4 that is (i) qualified as, to, or by material adverse effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by material adverse effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or will not have a material adverse effect on Parent’s or Merger Sub’s ability to perform the transactions contemplated hereby;

(b) each of Parent and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) Parent shall have delivered to Company each of the following:

(i) a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(iii) a copy of the Paying Agent Agreement duly executed by Parent and the Paying Agent;

(iv) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(v) (A) a certified copy of the certificate of formation and limited liability company agreement of Merger Sub and (B) a certificate of good standing or equivalent certificate from the jurisdictions in which Parent and Merger Sub are incorporated or formed, in each case, dated within five (5) Business Days of the Closing Date.

Section 2.4 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing; provided, however, that nothing in this Section 2.4 shall in any way limit the rights of any party to indemnification pursuant to Article 7.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Company represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct as of the date hereof.

Section 3.1 Organization and Qualification of Company. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which Company is licensed or qualified to do business, and Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.2 Authorization.

(a) Company has full corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and the Escrow Agreement, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and this Agreement constitutes, and the Escrow Agreement when duly executed and delivered by Company will constitute (assuming the due authorization, execution and delivery the other parties hereto and thereto) legal, valid and binding obligations of Company enforceable against Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) The Company Board, at a meeting duly called and held at which all directors of Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Stockholders for adoption and approval and (iv) resolving to recommend that the Stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Required Stockholder Approval is the only vote of the holders of any class or series of Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Company other than the Merger.

Section 3.3 Capitalization.

(a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock, 17,874,137 shares of Series A-1 Preferred Stock, 12,871,729 shares of Series B-1 Preferred Stock, 12,481,834 shares of Series C-1 Preferred Stock, and 22,774,214 shares of Series D-1 Preferred Stock. The respective rights, restrictions, privileges and preferences of Company Preferred Stock are as stated in the Company Charter. Each share of Company Preferred Stock is presently convertible into Company Common Stock on the basis set forth in the Company Charter and the consummation of the transactions contemplated hereby will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Company Preferred Stock. All of the shares of Company Common Stock that may be issued upon conversion of Company Preferred Stock or pursuant to the exercise of outstanding Options and all of the shares of Company Preferred Stock that may be issued pursuant to the exercise of outstanding Warrants will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 3.3(b) of the Disclosure Schedules sets forth a true and complete summary of the outstanding Company Stock, Options and Warrants, including (i) the owners of record thereof and their respective ownership amounts and, with respect to shares of Company Stock, the class and series of Company Stock, (ii) with respect to each owner of Company Preferred Stock, the number of shares of Company Common Stock into which such owner’s Company Preferred Stock may be converted, and (iii) with respect to each Option and Warrant, the date of grant or issuance, the exercise price, the number and type of shares issuable upon exercise.

(c) All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and, except as set forth on Section 3.3(c) of the Disclosure Schedules, free of preemptive or similar rights. All of the issued and outstanding shares of Company Stock were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except as set forth on Section 3.3(b) of the Disclosure Schedules, Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Company. Except as set forth on Section 3.3(b) of the Disclosure Schedules, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Company, (ii) securities convertible or exchangeable into capital stock of Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Company or (v) bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders of Company may vote.

(d) The Distribution Schedule will accurately, which accuracy includes the allocation of the Merger consideration as provided for therein being compliant with the Company Charter and the DGCL, set forth the amount of Aggregate Merger Consideration each Stockholder is entitled to be paid on such Stockholder’s Company Stock in accordance with the provisions of Article 1.

(e) All of the outstanding Options and Warrants have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Company Stock Plans and applicable Laws.

Section 3.4 No Subsidiaries. Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.5 No Conflicts; Consents. The execution, delivery and performance by Company of this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Company Charter or the by-laws or other organizational documents of Company; (b) conflict with or result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to Company; (c) except as set forth in Section 3.5 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or business of Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any material properties or assets of Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 3.6 Financial Statements. Complete copies of Company’s audited financial statements consisting of the balance sheet of Company as at December 31 in each of the years 2010, 2011 and 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Company as at November 30, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eleven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of Company, and fairly present in all material respects the financial condition of Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The balance sheet of Company as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Company as of November 30, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.7 Undisclosed Liabilities. Company has no Liabilities that would be required to be disclosed, set forth or reserved against on a balance sheet of Company prepared in accordance with GAAP except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) Liabilities incurred in connection with the transactions contemplated hereby and that are included in the Stockholder Transaction Expenses and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.8 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.8 of the Disclosure Schedules, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) an amendment of the Company Charter or the by-laws or other organizational documents of Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any material debts or entitlements, other than in each case in the ordinary course of business consistent with past practice;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property other than, in each case, in connection with a sale of Products in the ordinary course of business consistent with past practice;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any material Encumbrance upon any of Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee with an annual salary in excess of $100,000, or any termination of any employees for which the costs and expenses of such termination exceeded $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) material Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to) any of its stockholders, directors, officers and employees, other than the advancement of expenses in the ordinary course of business consistent with past practice;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w) action by Company to make, change or rescind any material Tax election, amend any material Tax Return, or settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of Company involving aggregate consideration for the year ended December 31, 2012, in excess of $100,000 and which, in each case, cannot be cancelled by Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by Company of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than Contracts entered into in the ordinary course of business, the principal purpose of which is not the assumption of Taxes or environmental or other Liabilities of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Company is a party involving payments by Company in excess of $100,000 for the year ended December 31, 2012;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees of such indebtedness) of Company;

(viii) all Contracts with any Governmental Authority to which Company is a party;

(ix) all Contracts that limit or purport to limit the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts with “most favored nation” or “most favored customer” provisions;

(xi) any Contracts to which Company is a party that provide for any joint venture, partnership or similar arrangement by Company;

(xii) all Contracts between or among Company on the one hand and Company or any Affiliate of Company (other than Company) on the other hand;

(xiii) all collective bargaining agreements or Contracts with any Union to which Company is a party; and

(xiv) any other Contract that is material to Company and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on Company in accordance with its terms and is in full force and effect. Neither Company nor, to Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or, to Company’s Knowledge, has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10 Title to Assets; Real Property.

(a) Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or as set forth in Section 3.8 of the Disclosure Schedules. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of Company;

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice;

(v) liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods;

(vi) any Encumbrances against the interest of the landlord or sublandlord of any leased Real Property that are not caused by Company and do not adversely affect Company’s leasehold interest in, or Company’s use of, such leased Real Property or otherwise impair Company’s business operations at or relating to such leased Real Property; or

(vii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

(b) Section 3.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property and the current use of such property. Company does not own any Real Property. With respect to leased Real Property, Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Company. There are no Actions pending nor, to Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Company are structurally sound, are in good operating condition and repair in all material respects, and are materially adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by Company (“Company Intellectual Property”) and that in which Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents and applications, letters patent, utility models, inventor’s certificates, and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, including the right to claim priority to such patents and applications, and the right to file such patents and applications under the Patent Laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any

Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, Company owns, exclusively or jointly with other Persons, all right, title and interest in and to Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, Company has entered into binding, written agreements with every current and former employee of Company that has been involved in the development of any material Company Intellectual Property, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Company any ownership interest and right they may have in Company Intellectual Property; and (ii) acknowledge Company’s exclusive ownership of all Company Intellectual Property. Company has provided Parent with true and complete copies of all such agreements. Company is in compliance with all material legal requirements applicable to Company Intellectual Property and Company’s ownership and use thereof.

(d) Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements, excluding non-exclusive licenses to unmodified commercially available software agreements and other agreements entered into in the ordinary course of business, whereby Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or, in Company’s reasonable judgment, necessary for Company’s current business or operations. Company has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Company and, to Company’s Knowledge, the other parties thereto, and Company and, to Company’s Knowledge, such other parties are in compliance with the material terms and conditions of such agreements.

(e) The making, using, offering for sale, or selling of any process, machine, article of manufacture, or composition of matter, including the Products, in each case that is protected by the Company Intellectual Property and the Licensed Intellectual Property owned, exclusively licensed or used by Company, to the extent such actions are performed by or on behalf of the Company in its conduct of its business as currently conducted, does not, to Company’s Knowledge, infringe, violate or misappropriate the Intellectual Property of any Person other than the Company. Company has not received any communication, and no Action has been settled or, to Company’s Knowledge, been instituted or threatened that alleges any such infringement, violation or misappropriation, and none of Company Intellectual Property are subject to any outstanding Governmental Order.

(f) Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property, other than such licenses, sublicenses or agreements entered into in the ordinary course of business. Company has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Company and, to Company’s Knowledge, the other parties thereto, and Company and, to Company’s Knowledge, such other parties are in compliance with the material terms and conditions of such agreements. To Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.13 Inventory. All inventory of Company reflected in the Interim Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Audited Financial Statements. All such inventory is owned by Company free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice;. The reserve for bad debts and provisions for cash discounts and returns shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. As of the Agreement Date, to Company’s Knowledge, Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. As of the Agreement Date, to Company’s Knowledge, Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Company or to otherwise terminate or materially reduce its relationship with Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list, as of the Agreement Date, of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, representations and warranties, fiduciary liability and other casualty and property insurance maintained by Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect. Neither Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Company and are sufficient for compliance with all applicable Laws and Contracts to which Company is a party or by which it is bound. No claim has been made or is currently pending under the Seller-Side Representations and Warranties Insurance Policy issued by Chartis Specialty Insurance Company in connection with the Asset Purchase Agreement effective October 11, 2013 by and between the Company and Terumo Cardiovascular Systems Corporation.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Company’s Knowledge, threatened (a) against or by Company affecting any of its properties or assets (or by or against Company or any Affiliate thereof and relating to Company); or (b) against or by Company, Company or any Affiliate of Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Company or any of its properties or assets. Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets.

(b) All material Permits required for Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current material Permits issued to Company, including the names of the Permits and their respective dates of issuance and expiration.

Section 3.19 Environmental Matters.

(a) Company is currently, and has been, in compliance with all Environmental Laws and has not, and Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Company through the Closing Date in accordance with Environmental Law. With respect to any such Environmental Permits, Company will use commercially reasonable efforts to facilitate the transferability of the same, and Company has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any such Environmental Permit.

(c) To Company’s Knowledge, no real property currently or formerly owned, operated or leased by Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To Company’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of Company or any real property currently or formerly owned, operated or leased by Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Company.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Company.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by

Company and any predecessors as to which Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Company.

(g) Company has provided or otherwise made available to Parent and listed in Section 3.19(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not Tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Company or any spouse or dependent of such individual, or under which Company has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise other than offer letters entered into in the ordinary course (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and all contributions required to be paid by Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Except as set forth in Section 3.20(f) of the Disclosure Schedules and required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement would reasonably be expected to result in any limitation on Parent or any of its Affiliates from amending or terminating any Benefit Plan. Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and, to Company’s Knowledge, no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Except in the ordinary course, including the ordinary course annual renewal of any Benefit Plan, (i) there has been no amendment to, announcement by Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable, and (ii) neither Company, nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21 Employment Matters.

(a) Company has provided to Parent a list of all persons who are employees, independent contractors or consultants of Company as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet used in determination of the Estimated Closing Merger Consideration delivered pursuant to Section 1.5(a)) and there are no outstanding agreements, understandings or commitments of Company with respect to any compensation, commissions or bonuses. Except as set forth in Section 3.21(a) of the Disclosure Schedules, and other than the Severance Payments, Company has not made any commitment to its employees to pay any amount of severance in the event their employment is terminated following Closing.

(b) Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Company or any of its employees. Company has no duty to bargain with any Union.

(c) Company is, and has been, in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Company pending, or to Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) Company has complied with the WARN Act, if applicable, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All material Tax Returns required to be filed on or before the Closing Date by Company have been, or will be, timely filed (taking into account any valid extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Company on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) To the Company’s Knowledge, no written claim has been made by any taxing authority in any jurisdiction where Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Company, other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) The amount of Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2012 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of Company.

(f) All deficiencies asserted, or assessments made, against Company as a result of any examinations by any taxing authority have been fully paid.

(g) Company is not a party to any Action by any taxing authority. To the Company’s Knowledge, there are no written pending or threatened Actions by any taxing authority.

(h) There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of Company.

(i) Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(j) Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority, other than Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Company.

(l) Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Company has no Liability for Taxes of any Person (other than Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Company has not taken any action that could defer a Liability for Taxes of Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(n) Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) None of the assets of Company is property that Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.23 Books and Records. The minute books and stock record books of Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board and any committees thereof, and no meeting, or action taken by written consent, of any such stockholders, the Company Board or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession or control of Company.

Section 3.24 Certain Payments. Neither Company nor, to Company’s Knowledge, any director, officer, employee, or other Person associated with or acting on behalf of it, has, directly or indirectly, in violation of any Law made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business for Company, (b) to pay for favorable treatment for business secured by Company or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Company. Without limiting the generality of the foregoing, Company (including, to Company’s Knowledge, any of its directors, officers, employees or other Persons associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder (the “FCPA”), including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party. Company has conducted its business in compliance with the FCPA policies and procedures of Company provided to Parent.

Section 3.25 Information Provided. None of the information provided by, or on behalf of, Company prior to the Closing for inclusion in the Registration Statement or the Prospectus to be filed with the SEC will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any information supplied by or on behalf of Company prior to the Closing for inclusion in materials provided to the Stockholders in connection with Section 5.8, shall not, on the date such materials are first provided to the Stockholders and at the time of the Required Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 3.26 FDA and Regulatory Matters.

(a) Company is and has been in material compliance with all Healthcare Laws applicable to Company and its Products, or by which any property or other asset of Company is bound or affected. The design, manufacture, testing, and distribution of Products by or on behalf of Company is being, and has been, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products. Company and, to Company’s Knowledge, any contract manufacturers assisting in the manufacture of the Products are, and have been, in material compliance with FDA’s establishment registration and product listing requirements to the extent required by applicable Healthcare Laws. Company has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Authority alleging potential or actual non-compliance by, or Liability of, Company under any Healthcare Law. “Healthcare Laws” means, to the extent related to the conduct of Company’s business as of the date hereof, Federal, state, and foreign Laws relating to health care products and services, including (each as amended from time to time): the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil

False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Affordable Care Act (Public Law 111-148), all regulations or guidance promulgated pursuant to such Laws, and any other federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.”

(b) Company holds such Permits of Governmental Bodies from the United States government or government agencies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary based on the scope of its activities to permit such activities related to the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Product (collectively, the “Company Licenses”). Company has fulfilled and performed all of its material obligations with respect to each Company License and is in material compliance with all terms and conditions of each Company License. Company has not received any written information or notification from the FDA or any other Governmental Authority with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Authority.

(c) All material registrations, listings, filings, reports, documents, claims, submissions, notices, and applicable updates required to be filed, maintained, or furnished to FDA, state, or other federal equivalent agencies by Company have been so filed, maintained, or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including submission to FDA of reportable adverse events (i.e., reportable deaths, serious injuries, or malfunctions) as required to be submitted under the Medical Device Reporting (“MDR”) regulation at 21 C.F.R. Part 803, and corrections and removals required under 21 C.F.R. Part 806, with regard to the Products. Company has made available all documentation of events that were evaluated for potential submission as an MDR reportable event related to the Products, including documentation regarding events that the Company deemed not reportable under the MDR regulation (e.g., all complaints, complaint reviews and investigations, complaint analysis reports, and corrective action reports or plans, and any related reports of Company, which reports are complete and correct in all material respects). All applications, notifications, submissions, information, claims, reports, filings, and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Company License from the FDA or other Governmental Authority relating to Company or its businesses, or the Products, when submitted to the FDA or any other Governmental Authority, whether oral, written or electronically delivered, were in all material respects true, accurate and complete as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or other Governmental Authority and as so updated, changed, corrected or modified remain true, accurate and complete, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(d) Company has not received any written notice or other communication from the FDA or any other Governmental Authority contesting the pre-market clearance or approval of, the uses of, or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products (whether Company-owned or operated, or that of a contract manufacturer for the Products) has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition. Except as set forth on Section 3.26 of the Disclosure Schedules, neither Company nor, to Company’s Knowledge, any manufacturing site which assists in the manufacture of the Products (whether Company-owned or operated, or that of a contract manufacturer for the Products) has received any Form FDA-483 or other Governmental Authority notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting deficiencies in, deviations from, or noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a significant safety concern with respect to Products, and there is no action or proceeding scheduled, pending, or, to Company’s Knowledge, threatened and, to Company’s Knowledge, neither the FDA nor any Governmental Authority is considering such action.

(e) Except as set forth on Section 3.26(e) of the Disclosure Schedules, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts, or other notices relating to an alleged lack of safety, effectiveness, or regulatory compliance of any Product, or seizures ordered or adverse regulatory actions taken (or, to Company’s Knowledge, threatened) by the FDA or any other Governmental Authority with respect to any of the Products or any facilities where any such Products are tested, produced, processed, packaged, or stored. The FDA has not mandated that Company initiate a recall of any of its Products. There are no recalls of any of Company’s Products contemplated or pending.

(f) Section 3.26(f) of the Disclosure Schedules lists all preclinical or clinical trials that have been completed, or are being conducted as of the date hereof, by or on behalf of, or sponsored by, Company.

(g) Neither Company, nor, to Company’s Knowledge, any director, officer or employee of Company, nor any agent acting on behalf of or for the benefit of any of Company, has directly or indirectly in connection with Company: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in violation of applicable Health Care Laws; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other person in violation of applicable Healthcare Laws; (iii) made any false entries on any of Company’s books or records for any purpose prohibited by Law; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations, and other healthcare providers and third party payors) regarding appropriate reimbursement coverage and/or codes which would have reasonably expected to result in a submission by such customer to any federal, state, or private third party payor for Products in violation of applicable Healthcare Laws or Private Insurance Programs that have provided reimbursement for any Product. “Private Insurance Programs” means private third party health care insurance program, including employer-funded health care programs.

(h) Company has made available to Parent true, correct, and complete copies of all of its material written communications from and to the FDA, including electronic communications, such as faxes and e-mails, and meeting minutes of telephonic or other verbal communications.

(i) Company is not the subject of any pending or, to Company’s Knowledge, threatened investigation regarding Company or the Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither Company nor to Company’s Knowledge, any officer, employee, agent or distributor of Company has made an “untrue statement of material fact,” as this phrase is defined in the FDA Fraud Policy, to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy, or any similar policy, or to bring a civil or criminal action against Company. Neither Company nor, to Company’s Knowledge, any officer, employee, agent or distributor of Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings, or investigation that would reasonably be expected to result in a material debarment or exclusion from participating in the federal health care programs are pending or, to Company’s Knowledge, threatened, against Company or, to Company’s Knowledge, any of its directors, officers, employees or agents.

Section 3.27 Privacy and Data Security. Company has provided true and correct copies of all privacy policies adopted by Company in connection with its operations. Company (i) has complied in all material respects with all applicable Privacy Laws and other laws regarding the disclosure of data, (ii) has not violated its applicable privacy policies and (iii) has taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to Company in accordance with its applicable privacy policies. For purposes of this section, “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including the Health Insurance Portability and Accountability Act (HIPAA) statute, amendments, and associated regulations; all state and local data privacy and security laws, including Chapters 93H and 93I of the Massachusetts General Laws, dealing with data security and the protection of personal information; the Sarbanes-Oxley corporate financials regulations; the information collection, reporting, and safeguarding requirements of the FDA regulations; Payment Card issuers (PCI) credit card data security standards, and all other similar federal, state and laws, rules, and regulations concerning the privacy and security of information.

Section 3.28 Government Grants and Incentives. Section 3.28 of the Disclosure Schedules provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) from any Governmental Authority, granted to Company. Company does not have any Liability whatsoever with respect to royalties or other payments relating to, arising out of or in connection with such Government Grants. Company is in material compliance with all of the terms, conditions and requirements of the Government Grants and has fulfilled in all material respects the undertakings relating thereto. Neither Company nor any of its agents, contractors, vendors, licensors or otherwise has developed any Company Intellectual Property through the application of any financing made available by any Government Grants, and no Company Intellectual Property is subject to any assignment, grant-back, license or other right of any Governmental Authority as a result of any Government Grants.

Section 3.29 Health Care Professionals. Except as set forth in Section 3.29 of the Disclosure Schedules, to Company’s Knowledge none of the Stockholders is a Health Care Professional. “Health Care Professional” means any Person that is licensed or otherwise authorized by Law to provide health care directly to individuals, or an officer, employee, agent or contractor of such Person acting in the course and scope of his or her employment, agency or contract related to or in support of the provision of health care directly to individuals.

Section 3.30 Products Liability.

(a) No claim is pending or, to Company’s Knowledge, threatened in connection with the product liability of any Products, and, to Company’s Knowledge, no Governmental Authority has commenced or threatened to initiate any Action or requested the recall of any Product, or commenced or threatened in writing to initiate any Action to enjoin the production of any Product.

(b) Except as set forth on Section 3.30 of the Disclosure Schedules, no customer of Company has delivered any written complaint or written allegation of any quality, design, engineering or safety issue with respect to any Product that would reasonably be expected to adversely impact the sales, the business, the operations or the reputation of Company or its business.

Section 3.31 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.32 Related Party Transactions. Except as set forth in Section 3.32 of the Disclosures Schedules and other than Contracts entered into in connection with bona fide financings, no present or former director, executive officer, stockholder, partner, member, employee or Affiliate of Company, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with the

Company that is of a type that would be required to be disclosed pursuant to Item 404 of Regulation S K (an “Affiliate Transaction”) if the Company Stock was publicly traded. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to Company as would have been obtainable by Company in a similar transaction with an unaffiliated third party. To Company’s Knowledge, no Related Party of Company owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Company, or, except for those Contracts set forth in Section 3.32 of the Disclosure Schedules or any Contract entered into in connection with bona fide financings, any organization which has a Contract with Company.

Section 3.33 Brokers. Except for Leerink Swann LLC (the “Company’s Investment Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

Section 3.34 Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, Company makes no express or implied representation or warranty with respect to Company or any of its Affiliates or with respect to any other information provided, or made available, to Parent or any of its Affiliates or representatives in connection with the transactions contemplated hereby. Company disclaims any and all other representations and warranties other than those contained in this Article 3, whether express or implied.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.1 Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Escrow Agreement, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub, and this Agreement constitutes, and the Escrow Agreement when duly executed and delivered by Parent will constitute (assuming the due authorization, execution and delivery the other parties hereto and thereto) legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

Section 4.2 No Conflicts; Consents. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent; or (c) require the consent, notice or other action by or to any Person pursuant to, or result in any breach or violation of or constitute a default under, any Contract to which Parent or any of its Affiliates is a party. Except for (i) applicable requirements of the Exchange Act, including the filing of any Current Report on Form 8-K required to be filed in connection with the Merger, (ii) the filing of the Registration Statement and the Prospectus under the Securities Act, (iii) any filings required under state securities Laws, (iv) any filings required by NASDAQ and (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, in each case, which have or will be made, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3 No Stockholder Vote Required. No vote or other action of the stockholders of Parent is required pursuant to any applicable Law, the governing documents of Parent or otherwise in order for the Parent to consummate the transactions contemplated by this Agreement.

Section 4.4 Issuance of Parent Shares. The issuance and delivery of Parent Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated hereby, such Parent Shares shall be duly and validly issued, fully paid and nonassessable. Such Parent Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws, applicable NASDAQ rules or regulations, or any preemptive rights or rights of first refusal or similar rights.

Section 4.5 Brokers. Except for Piper Jaffray & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Parent.

Section 4.6 Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would challenge or would reasonably be expected to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Governmental Order against Parent or Merger Sub, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay the consummation of the transactions contemplated by this Agreement.

Section 4.7 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Merger Sub.

Section 4.8 SEC Filings; Securities Law and Other Matters.

(a) Parent is eligible to register securities on Form S-3 under the Securities Act.

(b) Parent has filed all forms, reports, statements and documents required to be filed with the SEC for the twenty-four (24) month period preceding the Closing (collectively, the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, as applicable, and applicable to the Parent SEC Reports. None of the Parent SEC Reports contained as of their respective dates, and as of the date of the last amendment thereof, if amended after filing, any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) All of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of Parent and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (except, in each case as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP). To the Knowledge of Parent, there are no circumstances that would require Parent to restate any of the Parent Financial Statements.

(d) There are no material liabilities of Parent or any of its Subsidiaries, taken as a whole, of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in Parent’s consolidated balance sheet (the “Parent Balance Sheet”) as of September 30, 2013 (the “Parent Balance Sheet Date”), included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; (ii) liabilities incurred by or on behalf of Parent in connection with this Agreement and the transactions contemplated hereby; liabilities disclosed in Parent SEC Report filed since the filing of the Parent Balance Sheet and (iv) liabilities incurred in the ordinary course of business since the Parent Balance Sheet Date, none of which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Parent.

(e) The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ and Parent has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the NASDAQ, nor has Parent received any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

Section 4.9 Compliance with Laws. Except as has not had and would reasonably be expected to have, individually or in the aggregate, material adverse effect on Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries is, and since December 31, 2010 has been, in material compliance with all Laws applicable to it or its business, properties or assets.

ARTICLE 5.

COVENANTS OF COMPANY

Section 5.1 Conduct of Business Prior to the Closing.

(a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 6.1 hereof, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), Company shall (i) except as set forth in Section 5.1(b) of the Disclosure Schedules, carry on its business according to its ordinary course of business and substantially in the same manner as heretofore conducted; provided that, the foregoing notwithstanding, Company may use all available cash to repay any Indebtedness or Stockholder Transaction Expenses prior to Closing, (ii) use commercially reasonable efforts to preserve and protect its material assets, properties, organization (including key officers and employees), goodwill and business relationships, (iii) cause all transactions with third parties to take place on arm’s length terms, (iv) maintain insurance coverage on such terms and in such amounts substantially as maintained on the date hereof, and (v) comply in all material respects with all applicable Laws, orders, codes, licenses, regulations and ordinances of any Governmental Authority.

(b) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 6.1 hereof, except as otherwise expressly provided for by this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld or delayed) or as set forth on Section 5.1(b) of the Disclosure Schedules, Company shall not:

(i) cause or permit any amendments to the Company Charter or any of Company’s organizational documents other than the Charter Amendment;

(ii) incur or commit to incur any Indebtedness, or guarantee any Indebtedness of others;

(iii) declare or pay any dividend or make any other distributions (whether in cash, shares or property) in respect of any of its shares, or split, combine, reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or repurchase or otherwise acquire, directly or indirectly, any of its shares, other than (A) the issuance of shares of Company Stock pursuant to the exercise in accordance with their terms of Options or Warrants outstanding as of the Agreement Date, or (B) the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service as in effect on the Agreement Date;

(iv) except as contemplated by this Agreement or the acceleration of Options prior to the Closing, accelerate, amend, or change the period of exercisability or vesting of any Options, Warrants or any other rights to purchase securities or authorize cash payments in exchange for any such Options, Warrants or other rights to purchase securities;

(v) sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business;

(vi) enter into, terminate or amend, in a manner that will materially and adversely affect the business of Company, any agreement that is, or would be if existing on the date of this Agreement, a Material Contract, other than in the ordinary course of business;

(vii) make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate;

(viii) reduce the amount of any insurance coverage provided by existing insurance policies;

(ix) amend any benefit plan of Company or adopt any plan that would constitute a benefit plan except in order to comply with applicable Law, or hire any new employee, pay any discretionary bonus, special remuneration or special noncash benefit, or increase the benefits, salaries or wage rates of its employees (except with respect to payments and benefits made pursuant to written agreements outstanding on the date of this Agreement);

(x) grant or pay any severance or termination pay or benefits (A) to any director or officer or (B) to any other employee, except in each case for payments made pursuant to written agreements outstanding on the date of this Agreement;

(xi) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of Company’s business, provided that it consults with Parent prior to the filing of such a suit, or (C) in connection with a breach of this Agreement;

(xii) acquire or agree to acquire by merging with, or by purchasing a material portion of the shares or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that, in any such of the foregoing cases, are material individually or in the aggregate, to its business, taken as a whole;

(xiii) other than in the ordinary course of business or as may be required by applicable Law, make or change any material election in respect of material Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(xiv) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP; or

(xv) take or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through (xiv) above.

Section 5.2 Access to Information.

(a) From the date hereof until the Closing, Company shall, and shall cause Company to, (i) afford Parent and its Agents reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to Company; (ii) furnish Parent and its Agents with such financial, operating and other data and information related to Company as Parent or any of its Agents may reasonably request; and (iii) instruct the Agents of Company and Company to cooperate with Parent in its investigation of Company; provided, that such access shall be at Parent’s sole expense; provided, further, that Company shall not be required to provide Parent or its Agents with access to any files, books, records or information where such access would (A) waive any privileges or protections under applicable Law, (B) violate any Law concerning privacy rights applicable to employees or (C) violate the terms of any nondisclosure or similar Contract with any third party (provided, that in each case, Company shall use its commercially reasonable efforts to provide Parent with access to such information to the fullest extent practicable without risking loss of privilege or protections under such Law, privacy right or Contract, including, for example, providing for such information to be reviewed by counsel for Parent on terms reasonably acceptable to counsel for Company). Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company.

(b) For a period of six (6) years from and after the Closing, Parent will make or cause to be made available (including by electronic means, to the extent available) to the Representative all books, records, Tax Returns and documents of the Surviving Company (and the assistance of employees responsible for such books, records and documents or whose participation is reasonably necessary or desirable in connection therewith) as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Third Party Claim or (ii) such other purposes for which access to such documents is reasonably necessary for the Representative to conduct its duties hereunder; provided, however, that any such access or furnishing of information shall be during Parent’s normal business hours, under the supervision of Parent’s personnel and in such a manner as not to interfere with the normal operations of Parent or Surviving Company.

Section 5.3 No Solicitation of Other Bids.

(a) Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Agents to, directly or indirectly, (i) encourage, solicit, initiate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Agents to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of Company; or (C) the sale, lease, exchange or other disposition of any significant portion of Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.3, Company shall promptly (and in any event within three (3) Business Days after receipt thereof by Company) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Company agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 2.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company in this Agreement (including Section 6.1 and Section 7.2) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.5 Financial Statement Preparation. Company shall use its commercially reasonable efforts prior to Closing to prepare, or assist Parent in causing to be prepared, as promptly as practicable, and in any event no later than seventy (70) days following the Closing Date, any financial statements that Parent is required to file pursuant to Form 8-K, Rule 3-05 or Article 11 of Regulation S-X under the 1934 Act, and shall use its commercially reasonable efforts to obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC regulations.

Section 5.6 Resignations. Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of Company requested by Parent at least five (5) Business Days prior to the Closing.

Section 5.7 Confidentiality. The parties hereto acknowledge that Parent and Company have entered into a confidentiality agreement, dated January 2013, which shall continue in full force and effect in accordance with its terms.

Section 5.8 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Escrow Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 of the Disclosure Schedules.

Section 5.9 Stockholder Approval. Promptly after execution of this Agreement, Company shall solicit the written consent to this Agreement and the transactions contemplated hereby by the requisite number of Stockholders necessary to obtain the Required Stockholder Approval. Company shall provide the Stockholders with such Disclosure Materials as shall be required by applicable Law. Company shall submit to Parent the form of any written notice and other Disclosure Materials to be transmitted to the Stockholders pursuant to this Section 5.9 prior to delivery thereof to the Stockholders. Company shall include in such Disclosure Materials such information relating to the Parent and the Parent Shares as Parent may reasonably request in writing prior to such delivery in connection with the potential issuance of Parent Shares pursuant to this Agreement.

Section 5.10 Director and Officer Liability Insurance.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Company agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of Company to the same extent such persons are indemnified by Company as of the date of this Agreement pursuant to Company’s organizational documents, any applicable employment agreements and indemnification agreements and to the fullest extent under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Surviving Company’s organizational documents shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of Company as those provisions contained in Company Charter and Company bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of Company.

(b) As of the Closing Date, Company shall have obtained and prepaid in full, and Parent or the Surviving Company shall maintain in effect for a period of six (6) years from and after the Effective Time, an officers’ and directors’ liability insurance policy with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and member of the Company Board who is currently covered by Company’s officers’ and directors’ liability insurance policy. The cost of obtaining such “tail” insurance policy shall be included as a Stockholder Transaction Expense.

(c) If Parent, the Surviving Company or any of Parent’s or Surviving Company’s successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

Section 5.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Company shall cause Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 2 hereof.

Section 5.12 Employment Matters. Effective at the Effective Time all employees of the Company shall be deemed to be terminated, and immediately prior to the Effective Time the Company shall deliver to all employees all earned but unpaid wages and accrued but unused vacation, sick leave and PTO through the Closing Date. At or near the time of Closing, Parent or Merger Sub, as applicable, shall offer, or cause to be offered, employment, effective as of and subject to the occurrence of the Closing, to substantially all of the employees of Company, including certain employees who are on a leave of absence or who are otherwise not actively at work. All such offers of employment shall be made in accordance with all applicable Laws and shall offer salary levels that are substantially similar to those which were provided to such employees immediately prior to the Closing, and Parent shall offer benefits substantially similar to, at Parent’s sole option, either the benefits provided to employees of the Company immediately prior to Closing or the benefits provided to similarly situated employees of Parent at the time such employment offers are made. To the extent such employees are placed on Parent’s group health plan, Parent shall give each such employee service credit for such employee’s employment with Company for purposes of eligibility to participate and vesting credit, but not for purposes of benefit accrual or entitlement (other than with respect to vacation, sick leave and similar paid time off benefits, to the extent Parent provides such benefits). Notwithstanding the foregoing, and for clarity, any severance or similar payments (other than the Severance Payments) payable with respect to the termination of any employee of Company in connection with or after the Closing shall neither be included in Stockholder Transaction Expenses nor reduce the amount of Cash on Hand, but shall be solely the responsibility of Parent.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Merger or any other acts or transactions contemplated by this Agreement.

ARTICLE 6.

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Company and Parent;

(b) by Parent by written notice to Company if:

(i) Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.2(a) or (b) and such breach, inaccuracy or failure has not been cured by Company within ten (10) days of Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 2.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2013, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Company by written notice to Parent if:

(i) Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.3(a) or (b) and such breach, inaccuracy or failure has not been cured by Parent within ten (10) days of Parent’s receipt of written notice of such breach from Company; or

(ii) any of the conditions set forth in Section 2.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2013, unless such failure shall be due to the failure of Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Parent or Company by written notice to the other party in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) any of the conditions set forth in Section 2.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2014, unless such failure shall be due to the failure of the notifying party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 6 (Termination), and Section 5.7 (Confidentiality) and Article 10 (Miscellaneous) hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE 7.

OTHER COVENANTS

Section 7.1 Survival. The representations and warranties contained in Article 3 and Article 4 shall survive the Closing and shall terminate on March 15, 2015; provided, however, that (a) the representations and warranties contained in Section 3.1 (Organization and Qualification of Company), Section 3.2 (Authorization), Section 3.3 (Capitalization), and Section 3.33 (Brokers) (the “Company Fundamental Representations”) and the representations and warranties contained in Section 4.1 (Organization and Authority of Parent), Section 4.2 (No Conflicts; Consents), Section 4.4 (Issuance of Parent Shares) and Section 4.5 (Brokers) shall survive indefinitely, (b) the representations and warranties contained in Section 3.22 (Taxes) and Section 3.26 (FDA and Regulatory Matters), shall survive until five (5) Business Days following the final determination of the 2015 Earnout Amount (if any), and (c) all covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

Section 7.2 Indemnification of Parent.

(a) From and after the Closing (but subject to the terms and conditions of this Article 7), each Preferred Stockholder shall, severally but not jointly, indemnify and hold the Parent Indemnitees (as defined below) harmless from and against such Preferred Stockholder’s Proportionate Share of any and all losses, liabilities, claims, suits, actions, obligations, deficiencies, demands, awards, judgments, damages, interest, fines, penalties, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ and other professionals’ reasonable fees and expenses) whether or not involving a Third Party Claim, but specifically excluding consequential, special, incidental, indirect, exemplary or punitive damages (including diminution of value, loss of future revenue, lost profits or lost business opportunity as consequential or indirect damages) except to the extent actually awarded in a Third Party Claim (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by Parent, its Affiliates or any of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives or successors and assigns (the “Parent Indemnitees”) attributable to, or arising or resulting from:

(i) any breach of any representation or warranty of Company contained in Article 3 of this Agreement,

(ii) any breach of any covenant of Company contained in this Agreement;

(iii) any proceeding in respect of any Dissenting Shares and any payments required to be made by Parent or the Surviving Company to any Person that was a holder of Company Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares, to the extent that such payments exceed the portion of the final aggregate merger consideration to which such Person would have been entitled pursuant to this Agreement in respect of such Dissenting Shares if such Person had not exercised appraisal or dissenting rights in respect thereof; and

(iv) any Stockholder Transaction Expenses or Indebtedness that were not taken into account in the determination of the Aggregate Merger Consideration.

(b) Notwithstanding anything to the contrary set forth in this Agreement, each Parent Indemnitee’s right to recover a Loss pursuant to this Agreement shall be limited as follows:

(i) no Parent Indemnitee shall be entitled to any indemnification under Section 7.2(a)(i) for any individual item unless the Loss relating to such claim, (or series of claims arising from the same or substantially similar facts or circumstances) is more than $25,000;

(ii) subject to Section 7.2(b)(iv), no Parent Indemnitee shall be entitled to any indemnification hereunder unless the aggregate of all Losses relating to all breaches of such representations, warranties and covenants would exceed on a cumulative basis an amount equal to $250,000 (the “Basket”), in which case Parent Indemnitees shall be entitled to see compensation for all such Losses in excess of the Basket;

(iii) subject to Section 7.2(b)(v), the aggregate indemnification of the Parent Indemnitees hereunder shall not exceed an amount (the “Cap”) equal to the amount deposited into the Escrow Account plus up to twenty percent (20%) of any earned but unpaid 2014 Earnout Amount, 2015 Earnout Amount or Change of Control Payment (collectively, the “Earnout Payments”);

(iv) the Basket shall not apply to Losses arising out of (A) the breach of any Company Fundamental Representation, (B) the breach of the representations and warranties contained in Section 3.22 (Tax Matters) or (C) fraud; and

(v) the Cap shall not apply to Losses arising out of (A) the breach of any Company Fundamental Representations or (B) fraud; provided that the aggregate indemnification of the Parent Indemnitees with respect to the breach of any

Company Fundamental Representations shall not exceed, with respect to any Preferred Stockholder, the sum of (x) the aggregate cash received by such Preferred Stockholder pursuant to this Agreement, and (y) the number of Parent Shares issued to such Preferred Stockholder multiplied by the Parent Trading Price at Delivery of Earnout Statement or Parent Trading Price at Signing, as applicable, pursuant to this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing (but subject to the terms and conditions of this Article 7), any indemnification of the Parent Indemnitees for which the Stockholders are liable hereunder shall be effected (i) first, until the Escrow Funds are exhausted, solely and exclusively by a payment made from the Escrow Funds in accordance with the terms of the Escrow Agreement and this Agreement, and (ii) second, by setoff against the payment obligations with respect to any Earnout Payment then due and payable, subject to the limitations set forth in Section 7.2(b)(iii).

(d) The parties hereto acknowledge and agree that the Representative (solely in its capacity as the Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that other than any liability which any Stockholder may have hereunder, Representative shall have no additional liability to, and shall not be liable for any Losses of, any party hereto or to any Parent Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses are a result of gross negligence or willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.

(e) Losses that may be recovered pursuant to Section 7.2 shall take account of and be reduced by (i) any amounts recovered by the Parent Indemnitees or the Surviving Company pursuant to any indemnification by or indemnification agreement with any third party and (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received or receivable by the Parent Indemnitees in respect thereof (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”). The Parent Indemnitees shall use commercially reasonable efforts to seek recovery from all Collateral Sources; it being understood that the reasonable costs and expenses of exercising such efforts shall be deemed Losses. If the amount to be netted hereunder from any payment required under Section 7.2 is determined after payment out of the Escrow Fund or the set off of any of the 2014 Earnout Amount or the 2015 Earnout Amount of any amount otherwise required to be paid to an Parent Indemnitee under this Article 7, the Parent Indemnitees shall repay to the Preferred Stockholders, promptly after such determination, any amount that the Preferred Stockholders would not have had to pay pursuant to this Section 7.2(e) had such determination been made at the time of such payment.

(f) All payments under this Section 7.2 shall be treated by the parties as an adjustment to the proceeds received by Stockholders pursuant to Article 1, to the extent permitted by applicable Law.

Section 7.3 Indemnification of Stockholders. From and after the Closing (but subject to the provisions of this Article 7), Parent shall indemnify and hold each Stockholder, each Stockholder’s Affiliates and each of their respective officers, directors, managers, employees, stockholders, members, partners, agents, representatives, successors and assigns (the “Stockholder Indemnitees”) harmless from and against, and pay to the applicable Stockholder Indemnitees the amount of, any and all Losses based upon, attributable to or resulting from (a) a breach of any representation or warranty of Parent or Merger Sub set forth in Article 4 of this Agreement, and (b) any breach of any covenant of Parent or Merger Sub contained in this Agreement requiring performance by Parent or the Surviving Company at or after the Closing. All payments under this Section 7.3 shall be treated by the parties as an adjustment to the proceeds received by the Stockholders pursuant to Article 1.

Section 7.4 Expiration of Claims. The ability of any Parent Indemnitee or Stockholder Indemnitee to receive indemnification pursuant to Section 7.2 or Section 7.3, respectively, shall terminate on the applicable survival termination date (as set forth in Section 7.1), unless such Parent Indemnitee or Stockholder Indemnitee, as applicable, has made, in good faith, a proper claim for indemnification pursuant to Section 7.2 or Section 7.3, respectively, subject to the terms and conditions of this Article 7, prior to such termination date, as applicable. If a Parent Indemnitee or a Stockholder Indemnitee has made, in good faith, a proper claim for indemnification pursuant to Section 7.2 or Section 7.3, respectively, prior to such termination date, then such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 7.1.

Section 7.5 Inter-Party Claims. In order for a Parent Indemnitee or Stockholder Indemnitee to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after the Claiming Party becomes aware of the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis and, if available, the amount of Loss with respect to, such claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party shall proceed to negotiate a resolution of such dispute for a period of thirty (30) days and, if not resolved through negotiations prior to the expiration of such thirty (30) day period, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party shall have the burden of proof in establishing the amount of Losses it has suffered.

Section 7.6 Third Party Claims.

(a) In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any third party Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, specifying in reasonable detail the basis and, if available, the amount of Loss with respect to, the Third Party Claim promptly after receipt by such Claiming Party of notice of the Third Party

Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Defending Party is materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.

(b) If a Third Party Claim is made against a Claiming Party, the Defending Party shall, at its expense, be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party (i) if within ten (10) Business Days of the receipt of notice from the Claiming Party informing the Defending Party of such Third Party Claim, the Defending Party gives notice to the Claiming Party stating the Defending Party’s intention to do so and acknowledging that the Defending Party shall indemnify the Claiming Party from and against all Losses (to the extent finally determined to be required by, and subject to any applicable limits provided in, this Article 7), that the Claiming Party suffers from the Third Party Claim, or (ii) if the Defending Party does not assume the defense of a Third Party Claim pursuant to clause (i) of this sentence, at any time that the Defending Party reasonably believes that the Claiming Party has ceased to actively and diligently prosecute the defense of such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall under no circumstances be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof; provided, that in the case that (A) there exists or is reasonably likely to exist a conflict of interest that would make it unethical under applicable rules of professional responsibility for the same counsel to represent both the Claiming Party and the Defending Party, (B) the Defending Party fails to actively and diligently prosecute the defense of such Third Party Claim, (C) such Third Party Claim relates to or otherwise arises in connection with any criminal or material regulatory enforcement action, or (D) such Third Party Claim is reasonably likely to result in an injunction or other equitable relief against the Claiming Party or, in the reasonable discretion of the Claiming Party, result in a Loss in excess of the dollar amount available for indemnification pursuant to this Article 7 (the scenarios described in clauses (A) – (D) are collectively referred to as “Conflicts”), then the Defending Party shall be liable to the Claiming Party for reasonable legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof (to the extent finally determined to be required by, and subject to any applicable limits provided in this Article 7). If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense so long as the Third Party Claim does not involve a Conflict, in which case the Claiming Party shall control such defense. If the Defending Party chooses to defend any Third Party Claim, then all the parties shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and, upon the Defending Party’s request, providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Defending Party assumes the defense of any Third Party Claim, the Defending Party shall obtain the prior written consent of the Claiming Party (which shall not be unreasonably withheld or delayed) before entering into any settlement or consenting to the entry of a judgment with respect to such claim unless such settlement or judgment (1) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that may be made against the Claiming Party, (2) expressly and unconditionally provides a full and general release of the Claiming Party from all liabilities and obligations with respect to such claim, and (3) involves no finding or admission of any violation of Law or the rights of any Person. If the Claiming Party assumes the defense of any Third Party Claim, then the Claiming Party shall obtain the prior written consent of the Defending Party (which shall not be unreasonably withheld or delayed) before entering into any settlement or consenting to the entry of a judgment with respect to such claim.

Section 7.7 Materiality. Solely for purposes of calculating indemnifiable Losses hereunder (but not for purposes of determining whether a breach of any representation, warranty, covenant or agreement has occurred), any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

Section 7.8 Effect of Investigation. The representations, warranties and covenants of the Claiming Party, and the Claiming Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Claiming Party (including by any of its representatives) or by reason of the fact that the Claiming Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Claiming Party’s waiver of any condition set forth in Section 2.2 or Section 2.3, as the case may be.

Section 7.9 Exclusive Remedy. Each of the parties understands, acknowledges and agrees that except for claims of or arising out of fraud, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy for claims made after the Effective Time with respect to the subject matter of this Agreement or the transactions contemplated hereby, and that the parties hereto shall have no other remedy or recourse with respect to any such claims other than pursuant to, and subject to the terms and conditions of, this Article 7. The parties hereto acknowledge and agree that no party hereto may avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person (other than a Stockholder in a claim pursuant to Article 7) that is not a party (or a successor to a party) for breaches of the representations, warranties and covenants contained in this Agreement. PARENT, ON BEHALF OF ITSELF AND EACH OF THE PARENT INDEMNITEES EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARENT INDEMNITEES UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH PARENT INDEMNITEE ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. Notwithstanding anything to the contrary in this Agreement, no term or provision of this Agreement shall limit or reduce any potential claims or remedies based on fraud and nothing herein shall limit any claim that a Stockholder may have as a stockholder of Parent whether or not the Stockholder’s status as a stockholder of Parent arose out of the receipt of the Parent Shares.

Section 7.10 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Surviving Company that have not yet been filed as of the Closing Date, in a manner consistent with past practice, except as otherwise required by applicable Law. Parent shall deliver to Representative all income Tax Returns for any Pre-Closing Tax Periods that are to be filed after the Closing Date for review and approval no less than fifteen (15) days before the applicable due date. The Surviving Company shall not (and Parent shall not cause it to) waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. Except to the extent that an amendment or election would not result in an increase in liabilities for a Pre-Closing Tax Period, Parent shall not, without the Representative’s prior written consent, cause or permit the Surviving Company to (i) amend any Tax Return that relates in whole or in part to any Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period.

(ii) Except to the extent that such refund is attributable to the carryback of a Tax attribute attributable to a Post-Closing Tax Period or such refund was included as an asset in Net Working Capital, the Stockholders shall be entitled to any Tax refunds that are received by Parent or the Surviving Company, and any amounts credited against Tax to which Parent or the Surviving Company become entitled in any Post-Closing Tax Period of Company, that relate to any Pre-Closing Tax Period, including Taxes paid with respect to a Pre-Closing Tax Period of Company. Parent shall pay or cause to be paid over to the Stockholders (in accordance with each Preferred Stockholder’s Proportionate Share) any such refund or the amount of any such credit within twenty (20) days after receipt of such refund or after becoming entitled to such credit against Taxes. Any payment under this paragraph shall be considered a purchase price adjustment.

(b) Cooperation. The parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 7.10(b). Such cooperation shall include, including upon Representative’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(c) Transfer Taxes. Parent will pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Surviving Company or any Stockholder as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Parent shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by a Stockholder), and

Representative agrees to cooperate with Parent in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(d) Reorganization. Each of Company and Parent will report the Merger as a reorganization within the meaning of Section 368 of the Code. Neither Company nor Parent shall take or cause to be taken any action that could prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 7.11 Escrow Release. Subject to the terms of the Escrow Agreement, on March 15, 2015 (the “Escrow Release Date”), the Escrow Agent shall, in accordance with the terms and conditions of the Escrow Agreement, release all remaining Escrow Funds (and not distributed or distributable to the Representative in accordance with Section 8.1(d) or subject to a pending indemnification claim of a Parent Indemnitee, and less any MIP Payments payable with respect to such Escrow Distribution) (which MIP Payments shall be made concurrently with such Escrow Distribution) to the Preferred Stockholder based on each Preferred Stockholder’s Proportionate Share of such amount by wire transfer of immediately available funds in the case of Escrow Cash, or by electronic or book entry transfer of Parent Shares, in the case of Escrow Shares; provided that in the event that the Preferred Stockholder Allocated Amounts, including amounts distributable in connection with such payment, exceeds the Aggregate Liquidation Preference Amount, then the amount of such payment in excess of the Aggregate Liquidation Preference Amount shall be distributed to the Common Stockholders based on each Common Stockholder’s Proportionate Share of such excess (any such distribution, an “Escrow Distribution”).

Section 7.12 Further Assurances. From time to time, as and when requested by any party and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 7.13 Waiver of Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees, and Affiliates that the Company, and not any of its individual Stockholders, is the client of DLA Piper LLP (US) (the “Firm”). After the Closing, it is possible that the Firm will represent the Stockholders, the Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the transactions contemplated herein or in the Escrow Agreement, the Escrow Fund and any claims made thereunder pursuant to this Agreement or the Escrow Agreement. Parent and Company hereby agree that the Firm (or any successor) may represent the Seller Group after the Closing in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the Escrow Fund and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement. After the Closing, the Firm (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, stockholder, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Escrow Agreement, or the transactions contemplated hereby or thereby. Each of the parties hereto consents thereto, and waives any conflict of interest arising from such representation, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each such party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. The foregoing agreement and conflict of interest waiver set forth in this Section 7.13 will become effective upon receipt by Parent at the address set forth in Section 7.13 addressed to the attention of the Chief Executive Officer, of written confirmation from the Firm that: (1) it will not disclose or use any confidential information that it has obtained from Company without the prior consent of Parent and will not otherwise use or disclose any such confidential information in connection with any representation of the Seller Group and (2) it will deliver Company’s files (excluding accounting records or other internal Firm documents, e-mails or communications or drafts of any documents) upon request by Company.

Section 7.14 Attorney-Client Privilege. Notwithstanding the Merger, Parent and Company agree that neither Company nor Parent shall have the right to assert the attorney-client privilege as to pre-closing and post-closing communications between the Stockholders or Company (for Company, only with respect to pre-Closing communications), on one hand, and its counsel, the Firm, on the other hand, to the extent that the privileged communications relate to this Agreement or any of the ancillary agreements or to the transactions contemplated hereby or thereby. The parties agree that only the Stockholders shall be entitled to assert or waive such attorney-client privilege in connection with such communications following the Closing. The files generated and maintained by the Firm as a result of the Firm’s representation of Company in connection with this Agreement or any of the ancillary agreements or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of the Stockholders and shall be segregated from the Firm’s files related to all other elements of its representation of Company prior to the Closing (which shall remain the property of Company). The attorney-client privilege may be waived on behalf of the Stockholders only by the Representative. The foregoing shall not extend to (i) any communication unrelated to this Agreement, any of the ancillary agreements or the transactions contemplated hereby or thereby, (ii) communications between the Stockholders or Company, on the one hand, and any Person other than the Firm, on the other hand, or (iii) any post-Closing communications between Company and the Firm or any other legal counsel.

ARTICLE 8.

REPRESENTATIVE

Section 8.1 Representative.

(a) Effective upon and by virtue of the Required Stockholder Approval, and without any further act of any of the Stockholders, the Representative shall be hereby appointed by the Stockholders as the representative of the Stockholders and as the attorney-in-fact and agent for and on behalf of each Stockholder for purposes of this Agreement and the Escrow Agreement and any other agreements and documents executed or delivered in connection with this Agreement and shall take such actions to be taken by the Representative under this Agreement and the Escrow Agreement and any other agreements and documents executed or delivered in connection with this Agreement and such other actions on behalf of such Stockholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) executing and delivering this Agreement, the Escrow Agreement and any other ancillary documents and negotiating and executing such amendments, modifications, waivers or changes thereto as to which the Representative, in its sole discretion, shall have consented (provided that any waiver or amendment that shall adversely and disproportionately affect the rights or obligations of any Stockholder as compared to other Stockholders shall require the prior written consent of such Stockholder), (ii) taking all actions and making all filings on behalf of such Stockholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (iii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of such Stockholders, (iv) satisfying from the Escrow Account costs, expenses and/or liabilities incurred by the Representative in its capacity as the Representative and otherwise in accordance with this Agreement and/or the Escrow Agreement, and (v) taking all other actions that are either necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Representative hereby accepts such appointment. The appointment of the Representative as each Stockholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Stockholder with regard to this Agreement and the Escrow Agreement and any other agreements or documents executed or delivered in connection with this Agreement. The Representative is the sole and exclusive representative of each of the Stockholders for any purpose provided for by this Agreement. Representative shall be bound by the same confidentiality restrictions binding Company pursuant to Section 5.7 provided, however, that the Representative shall use commercially reasonable efforts based on contact information available to the Representative to keep the Stockholders reasonably informed with respect to actions of Representative pursuant to the authority granted Representative under this Agreement which actions have a material impact on the amounts payable to the Stockholders. Each Stockholder shall promptly provide written notice to the Representative of any change of address of such Stockholder.

(b) A decision, act, consent or instruction of the Representative hereunder shall constitute a decision, act, consent or instruction of all Stockholders and shall be final, binding and conclusive upon each such Stockholder, and Parent and the Surviving Company may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Stockholder. Parent, the Surviving Company and the Escrow Agent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

(c) Certain Stockholders have entered into a letter agreement with the Representative to provide direction to the Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Stockholders, included their individual representatives, hereinafter referred to as the “Advisory Group”). Neither the Representative and its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Representative Group”) shall incur liability with respect to any action taken or suffered by any Stockholder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Representative to be genuine and to have been signed by such Stockholder (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Representative Group. In all questions arising under this Agreement or the Escrow Agreement, the Representative may rely on the advice of outside counsel, and the Representative shall not be liable to any Stockholder for anything done, omitted or suffered in good faith by Representative based on such advice. No provision of this Agreement or the Escrow Agreement shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or the Escrow Agreement on behalf of any Stockholders.

(d) Each Preferred Stockholder shall severally, but not jointly (based on such Preferred Stockholder’s Proportionate Share), indemnify the Representative Group and hold the Representative Group harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative Group and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Representative. All fees and expenses incurred by the Representative in performing its duties shall be borne by the Preferred Stockholders in accordance with their respective Proportionate Shares of such fees and expenses and shall be paid first out of the Representative Reserve, second from the Escrow Amount or any Earnout Payment or Milestone Payment otherwise distributable to the Stockholders, and, third, directly from the Preferred Stockholders, in accordance with their respective Proportionate Shares. As soon as practicable following the termination of all of the Representative’s obligations related to this Agreement and the transactions hereunder, as determined in the sole discretion of the Representative, the Representative shall distribute the remaining portion of the Representative Reserve (if any) (i) to Parent for prompt payment of the MIP Payment with respect to such distribution and (ii) to Parent or Parent’s paying agent for prompt distribution to the Preferred Stockholders based on each Preferred Stockholder’s Proportionate Share of such amount by wire transfer of immediately available funds; provided that in the event that the Preferred Stockholder Allocated Amounts, including amounts distributable in connection with such payment, exceeds the Aggregate Liquidation Preference Amount, then the amount of such payment in excess of the Aggregate Liquidation Preference Amount shall be distributed to the Common Stockholders based on each Common Stockholder’s Proportionate Share of such excess (any such distribution, a “Reserve Distribution”).

(e) The Representative Reserve shall be held in a segregated client account, separate from the Representative’s corporate funds and the Representative will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative Reserve shall be used for the purposes of paying directly, or reimbursing the Representative for, any losses, liabilities or expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative engagement agreement. The Stockholders shall not receive interest or other earnings on amounts in the Representative Reserve and the Stockholders irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on amounts in the Representative Reserve. The Representative is not providing any investment supervision, recommendations or advice. The Representative shall have no responsibility or liability for any loss of principal of the Representative Reserve other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve, and has no tax reporting obligations hereunder.

(f) At any time Stockholders representing at least seventy percent (70%) in interest of the Stockholders may, by written consent, appoint another Person as Representative. Notice together with a copy of the written consent appointing such Person and bearing the signatures of Stockholders of at least seventy percent (70%) in interest of the Stockholders must be delivered to Parent and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment. Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Parent and, if applicable, the Escrow Agent. For the purposes of this Section 8.1, “seventy percent (70%) in interest of the Stockholders” shall mean Stockholders representing in the aggregate at least seventy percent (70%) of the percentage interests in the Aggregate Merger Consideration.

(g) In the event that the Representative becomes unable or unwilling to continue in his or its capacity as the Representative, or if the Representative resigns as a Representative, Stockholders representing at least seventy percent (70%) in interest of the Stockholders may, by written consent, appoint a new representative as the Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Stockholders of at least seventy percent (70%) in interest of the Stockholders must be delivered to Parent and, if applicable, the Escrow Agent. Such appointment shall be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by Parent and, if applicable, the Escrow Agent.

(h) The immunities and rights to indemnification shall survive the resignation or removal of Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement or the Escrow Agreement. The Representative shall be entitled to: (i) rely upon the Distribution Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. The grant of authority provided for herein (A) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder, (B) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in any post-Closing consideration and (C) shall survive the consummation of the Merger. The provisions of this Section 8.1 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Stockholder, and any references in this Agreement to any Stockholder or the Stockholders shall mean and include the successors to such Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 9.

DEFINITIONS

Section 9.1 Certain Defined Terms. The following terms have the meanings:

“Accredited Stockholders” means (a) the Stockholders listed on Schedule 9.1(a) hereto except for any Stockholder listed thereon that Parent notifies Company prior to the Closing Date is being removed because Parent has not received evidence reasonably satisfactory to it that the

Stockholder is an accredited investor, (b) any other Stockholder that executes and delivers to Company or Parent within twenty-one (21) days after the date of this Agreement an Accredited Investor Questionnaire that indicates that such Stockholder is an accredited investor and that Parent in its sole discretion determines is, in fact, an “accredited investor” and (c) any other Stockholder that Parent in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.

“Accredited Investor Questionnaire” means an investor questionnaire in the form of Exhibit B.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Amendment” means the amendment to the Company Charter, in substantially the form attached hereto as Exhibit C.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stockholder” means a holder of Company Common Stock immediately prior to the Effective Time, excluding any holder of Dissenting Shares.

“Company Charter” means the Amended and Restated Certificate of Incorporation of Company, as amended.

“Company Common Stock” means Company’s Common Stock, par value $0.001 per share.

“Company Preferred Stock” means the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock and the Series D-1 Preferred Stock.

“Company Stock” means Company Preferred Stock and Company Common Stock.

“Company Stockholders” means the holders of record of Company Stock immediately prior to the Effective Time.

“Company’s Knowledge” or “Knowledge of Company” or any other similar knowledge qualification, means the actual knowledge of each of the Persons set forth on Schedule 9.1(b), after each such Person’s reasonable inquiry of such Person’s direct reports.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dataroom” means the electronic dataroom hosted by Merrill Communications, LLC at datasite.merrillcorp.com and entitled “Project Niners”.

“Disclosure Materials” means the documents, materials and notices prepared or to be prepared by Company pursuant to the DGCL, the CCC the Company Charter or otherwise in connection with obtaining the approval by the Stockholders of this Agreement and the Merger or notifying any Stockholders of the approval of the Agreement and the Merger and the availability of appraisal rights under the DGCL or, to the extent applicable, dissenters’ rights under the CCC.

“Disclosure Schedules” means the Disclosure Schedules delivered by Company and Parent concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount plus the amount of any Terumo TSA Payments (including any interest accrued thereon), minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, infectious, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (c) all obligations of such Person under Capital Leases; and (d) all obligations of the type referred to in clauses (a) through (c) of any Persons for the payment of which such Person is responsible or liable as obligor, guarantor or surety, including guarantees of such obligations (but solely to the extent of such responsibility or liability).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Management Incentive Program” means Company’s 2013 Management Incentive Program, as may be amended prior to the Closing.

“Material Adverse Effect” means any change, effect, event, occurrence or development, which individually or in the aggregate, with all other changes, effects, events and developments, that has or is reasonably expected to have a material adverse effect (a) on the ability of Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, that any effect on Company’s ability to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, to the extent resulting from Parent’s or Merger Sub’s material breach or failure to consummate the Closing on or before the date for Closing set forth in Section 1.2 (assuming all conditions to such obligations have been satisfied or duly waived) for any reason shall not be considered a “Material Adverse Effect” under this subsection (a), or (b) upon the business, assets, liabilities, financial condition, prospects or operating results of Company, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which Company operates; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP, (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (vi) the taking of any action explicitly contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, or the other agreements contemplated hereby or the transactions contemplated hereby or thereby, (vii) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including with respect to employees) with respect to any of the business of Company, including losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, or others having relationships with Company, (viii) any adverse change in or effect on the business of Company that is cured by or on behalf of Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 6, or (ix) any failure to meet internal projections relating to Company (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred), but only in the case of (i), (ii) or (iii), to the extent such change or effect does not disproportionately affect Company relative to other industry participants.

“MIP Payment” means payments of Participation Bonuses as defined in, and pursuant to, the Management Incentive Program (together with any employment related Taxes, including payroll taxes, social security contributions, unemployment insurance and employment training tax, which are required to be paid by the Company or the Surviving Company in connection with such amounts).

“NASDAQ” means NASDAQ Global Market.

“Options” means options to subscribe for and purchase Company Common Stock, whether vested or not.

“Parent Shares” means shares of common stock, par value $0.001 per share, of Parent.

“Participant” has the meaning set forth in the Management Incentive Program.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date.

“Pre-Closing Tax Liability” means all unpaid Taxes of Company for all taxable periods ending on or before the Closing Date and, for any Straddle Period, the Straddle Period Prorated Taxes for the portion of any such taxable period up to and including the Closing Date, reduced by any such Taxes accrued as a liability and reflected in Net Working Capital.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preferred Stockholder” means a holder of Company Preferred Stock immediately prior to the Effective Time, excluding any holder of Dissenting Shares.

“Products” means any product that Company has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Company.

“Proportionate Share” means (x) with respect to any Preferred Stockholder, the ratio equal to (a) the value of the Aggregate Merger Consideration distributable to such Preferred Stockholder, divided by (b) the aggregate value of the Aggregate Merger Consideration distributable to all Preferred Stockholders, in each case as valued pursuant to Section 1.4(a) and as set forth on the Distribution Schedule, and (y) with respect to any Common Stockholder, the ratio equal to (a) the aggregate number of shares of Company Common Stock held by such Common Stockholder as of immediately prior to the Effective Time, divided by (b) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Real Property” means the real property owned, leased or subleased by Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Series A-1 Preferred Stock” means Company’s Series A-1 Preferred Stock, par value $0.001 per share.

“Series B-1 Preferred Stock” means Company’s Series B-1 Preferred Stock, par value $0.001 per share.

“Series C-1 Preferred Stock” means Company’s Series C-1 Preferred Stock, par value $0.001 per share.

“Series D-1 Preferred Stock” means Company’s Series D-1 Preferred Stock, par value $0.001 per share.

“Severance Payments” means any severance payment obligations payable by Company or Surviving Company pursuant to the Contracts set forth on Schedule 9.1(c) (together with any employment related Taxes, including payroll taxes, social security contributions, unemployment insurance and employment training tax, which are required to be paid by the Company or the Surviving Company in connection with such amounts).

“Stockholders” means the holders of Company Stock immediately prior to the Effective Time.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Straddle Period Prorated Taxes” as of the Closing Date means for any income, payroll or other Taxes measured by net income or receipts the liability for Taxes that would arise upon a deemed “closing of the books” on the Closing Date if the Closing Date is not otherwise the last day of a taxable period, and, for any other Taxes, including ad valorem Taxes or other Taxes determined with respect to a period of time, the portion of such Taxes that are accrued on the Closing Date based on the applicable number of days in the taxable period arising on or before the Closing Date as compared to the total taxable days in the applicable taxable period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.

“Tax” or “Taxes” means (a) any federal, provincial, territorial, state, municipal, school board, school, local or non-U.S. taxes, like charges, levies, like fees or assessments imposed by any Governmental Authority, or other authority, including income, gross receipts, business, capital, capital gains, goods and services, provincial sales, registration, value added, escheat, excise (including medical device excise), severance, premium, windfall profit, customs, duties, land transfer, personal property, employment, payroll, license, employee, capital stock, franchise, profits, withholding, social security, unemployment, health, employment insurance, governmental pension plan premiums or contributions, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax, and (b) any interest, penalty or addition thereto whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terumo TSA Payment” means any payment of Transaction Consideration pursuant to, and as defined in, the Transition Services Agreement, dated October 8, 2013, between Company and Terumo Cardiovascular Systems Corporation, as in effect as of the Effective Time.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrants” means (a) warrants issued by Company to purchase Company Common Stock, (b) warrants issued by Company to purchase Series B-1 Preferred Stock, and (c) warrants issued by Company to purchase Series D-1 Preferred Stock.

Section 9.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below

Term	Section
Accounting Firm	Section 1.6(b)
Acquisition Proposal	Section 5.3(a)
Activities to Date Advisory Group Affiliate Transaction Aggregate Liquidation Preference Amount	Section 3.26(b) Section 8.1(c) Section 3.32 Section 1.4(g)(i)
Aggregate Merger Consideration	Section 1.4(g)(ii)
Agreement Agreement Date Appraisal Demands	Preamble Preamble Section 1.8
Audited Financial Statements	Section 3.6
Balance Sheet	Section 3.6☐
Balance Sheet Date	Section 3.6☐
Basket	Section 7.2(b)(ii)
Benefit Plan	Section 3.20(a)

Blackout Notice	Section 1.7(e)
Cap	Section 7.2(b)(iii)
Cash on Hand	Section 1.4(g)(iii)
Certificate of Merger	Section 1.2
Change of Control Payment	Annex I
Claiming Party	Section 7.5
Closing	Section 1.2
Closing Cash Consideration	Section 1.5(e)
Closing Date Closing Merger Consideration	Section 1.2 Section 1.4(g)(iv)
Closing Preferred Stock Consideration	Section 1.4(a)
Closing Statement Collateral Source	Section 1.6(a) Section 7.2(e)
Company Company Board	Preamble Recitals
Company Fundamental Representations	Section 7.1
Company Intellectual Property	Section 3.12(a)
Company’s Investment Bank	Section 3.33
Company Licenses	Section 3.26(b)
Company Equity Plans Company Stock Certificates	Section 1.4(c) Section 1.4(f)
Conflicts	Section 7.6(b)
Defending Party	Section 7.5
Disputed Items	Section 1.6(b)
Dissenting Shares	Section 1.8
Distribution Schedule	Section 1.5(c)
Earnout Accounting Firm	Annex I
Earnout Objection Statement Earnout Payments	Annex I Section 7.2(b)(iii)
Earnout Share Amount	Annex I
Earnout Statement	Annex I
Effective Time	Section 1.2
Effectiveness Period Employment Agreements Escrow Account Escrow Amount	Section 1.7(b) Recitals Section 1.5(g) Section 1.5(g)
Escrow Agent	Section 1.5(g)
Escrow Agreement Escrow Cash Escrow Distribution Escrow Release Date Escrow Shares Estimated Closing Merger Consideration	Section 1.5(g) Section 1.5(g) Section 7.11 Section 7.11 Section 1.5(g) Section 1.5(a)
FCPA	Section 3.24
FDA Fraud Policy	Section 3.26(i)
Final Closing Merger Consideration	Section 1.6(c)

Financial Statements Firm	Section 3.6 Section 7.13
Government Grants Health Care Laws	Section 3.28 Section 3.26(a)
Health Care Professional	Section 3.29
Indebtedness Payoff Schedule	Section 1.5(a)
Insurance Policies	Section 3.16
Intellectual Property	Section 3.12(a)
Intellectual Property Registrations	Section 3.12(b)
Interim Balance Sheet	Section 3.6
Interim Balance Sheet Date	Section 3.6
Interim Financial Statements Letters of Transmittal	Section 3.6 Section 1.5(b)
Licensed Intellectual Property	Section 3.12(a)
Loss or Losses	Section 7.2(a)
Material Contracts	Section 3.9(a)
Material Customers	Section 3.15(a)
Material Suppliers Merger Merger Sub	Section 3.15(b) Recitals Preamble
Multiemployer Plan	Section 3.20(c)
Net Working Capital	Section 1.4(g)(vi)
Net Working Capital Target	Section 1.4(g)
Objections Statement	Section 1.6(b)
Parent Parent Balance Sheet Parent Balance Sheet Date Parent Financial Statements	Preamble Section 4.8(d) Section 4.8(d) Section 4.8(c)
Parent Indemnitees Parent SEC Reports	Section 7.2(a) Section 4.8(b)
Parent Share Consideration	Section 1.5(e)
Parent Trading Price at Signing	Section 1.5(e)
Pay-Off Letters	Section 2.2(g)(iii)
Paying Agent	Section 1.5(a)
Paying Agent Agreement	Section 1.5(a)
Permitted Encumbrances Preferred Per Share Merger Consideration Preferred Stockholder Allocated Amounts	Section 3.10(a) Section 1.4(g)(vii) Section 1.4(g)(viii)
Privacy Laws	Section 3.27
Private Insurance Programs	Section 3.26(g)
Prospectus	Section 1.7(a)
Qualified Benefit Plan	Section 3.20(c)
Registrable Securities	Section 1.7(a)
Registration Statement Related Party	Section 1.7(a) Section 3.32
Representative	Preamble

Representative Group Representative Reserve	Section 8.1(c) Section 1.5(h)
Required Stockholder Approval Reserve Distribution	Recitals Section 8.1(d)

Rule 144

Seller Group

Senior Preferred

Series A-1 Liquidation Preference Amount

Series A-1 Per Share Merger Consideration

Series B-1 Liquidation Preference Amount

Series B-1 Per Share Merger Consideration

Series C-1 Liquidation Preference Amount

Series C-1 Per Share Merger Consideration

Series D-1 Liquidation Preference Amount

Series D-1 Per Share Merger Consideration

Section 1.7(b) Section 7.13 Recitals Section 1.4(g)(ix) Section 1.4(g)(x) Section 1.4(g)(xi) Section 1.4(g)(xii) Section 1.4(g)(xiii) Section 1.4(g)(xiv) Section 1.4(g)(xv) Section 1.4(g)(xvi)
Stockholder Indemnitees	Section 7.3
Stockholder of Registrable Securities	Section 1.7(d)
Stockholder Transaction Expenses Stockholder Transaction Expenses Schedule Surviving Company	Section 1.4(g)(xvii) Section 1.5(a) Section 1.1(a)
Third Party Claim	Section 7.6(a)
Transfer Taxes	Section 7.10(c)
Union	Section 3.21

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Press Releases and Communications. Prior to the Closing of the Merger, Parent shall not, without having previously informed Company about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as Parent reasonably believes may be required by (a) Law, (b) the SEC, (c) the Securities Act or the Exchange Act, or (d) any listing agreement with NASDAQ, the Financial Industry Regulatory Authority or any national securities exchange to which Parent is subject. Nothing herein express or implied shall require Parent to consult with Company, the Representative or any other party following the Closing of the Merger in connection with any such announcement, press release or public statement. Company and the Representative shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated; provided, however, that the foregoing will not restrict or prohibit Company from making any announcement to its employees, customers and other business relations with the prior approval of Parent, such approval not to be unreasonably withheld or delayed.

Section 10.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to Company:	Endoscopic Technologies, Inc. 2603 Camino Ramon, Suite 100 San Ramon, California 94583
	Facsimile: E-mail: Attention:	(925) 866-7117 jpavlidis@estech.com President and Chief Executive Officer

with a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133
	Facsimile: E-mail: Attention:	(858) 677-1401 michael.kagnoff@dlapiper.com Michael S. Kagnoff

If to Representative:	Fortis Advisors LLC Attention: Notices Department Facsimile No.: (858) 408-1843 Email: notices@fortisrep.com

with a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133
	Facsimile: E-mail: Attention:	(858) 677-1401 michael.kagnoff@dlapiper.com Michael S. Kagnoff

If to Parent or Merger Sub:	AtriCure, Inc. 6217 Centre Park Drive West Chester, Ohio 45069
	Facsimile: E-mail: Attention:	(513) 755-4567 mcarrel@atricure.com President and Chief Executive Officer

with a copy to:	Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, Ohio 45202
	Facsimile: E-mail: Attention: E-mail: Attention:	(513) 579-6457 mreuter@kmklaw.com F. Mark Reuter, Esq. rlesan@kmklaw.com Robert C. Lesan, Esq.

Section 10.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 10.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.7 Entire Agreement. This Agreement and the Escrow Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.9 No Third-party Beneficiaries. Except as provided in Article 7 or Section 5.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided that after the Effective Time, Parent and the Representative may cause this Agreement to be amended by execution of an instrument in writing signed on behalf of Parent and the Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(C).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

ENDOSCOPIC TECHNOLOGIES, INC.

By	/s/ John D. Pavlidis
Name: John D. Pavlidis
Title: President and Chief Executive Officer

PARENT:

ATRICURE, INC.

By	/s/ Michael H. Carrel
Name: Michael H. Carrel
Title: President and Chief Executive Officer

MERGER SUB:

NINERS MERGER SUB, LLC

By	/s/ Michael H. Carrel
Name: Michael H. Carrel
Title: President and Chief Executive Officer

REPRESENTATIVE:

FORTIS ADVISORS LLC, solely in its capacity as the Representative

By	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

ANNEX 1.

EARNOUT CALCULATION

A. Certain Defined Terms.

“2014 Combined MIS Revenue” means Combined MIS Revenue for fiscal year 2014.

“2014 Combined MIS Revenue Target” means the amount set forth on Schedule A-1.

“2014 Earnout Amount” means the amount of any Milestone Payments earned based upon 2014 Combined MIS Revenue.

“2015 Combined MIS Revenue” means Combined MIS Revenue for fiscal year 2015.

“2015 Combined MIS Revenue Target” means the amount set forth on Schedule A-2.

“2015 Earnout Amount” means (a) the amount of any Milestone Payments earned based upon 2015 Combined MIS Revenue plus (b) the amount of any Milestone Payments that would have been due with respect to fiscal year 2014 if the corresponding percentage of the 2015 Combined MIS Revenue Target had been achieved in fiscal year 2014 minus (c) the amount of any 2014 Earnout Amount previously paid to the Stockholders.

“Change of Control” means (a) any Person or group of Persons within the meaning of Section 13(d)(3) of the Securities Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding voting interests of Parent, (b) individuals who constitute the Board of Directors of Parent as of January 1, 2014 cease for any reason to constitute at least a majority of the board of directors of Parent, or (c) Parent sells, conveys, exclusively licenses or otherwise transfers substantially all of its assets, intellectual property or technology, or substantially all of the assets, intellectual property or technology related to Company’s business as of the Effective Time.

“Combined MIS Revenue” means revenue recognized by Parent or its Affiliates (including the Surviving Company) in fiscal year 2014 and 2015 in connection with the sale or distribution of products generally used in minimally invasive surgical ablation procedures, to include (i) the products of the Parent currently included in the Parent’s definition of MIS Revenue for US GAAP reporting purposes, specifically (A) the EMR2 and EML2 ablation clamps, (B) MCR1 cooled rail, (C) MLP1 linear ablation pen, (D) MID1 dissection tool, (E) MAX5 long multifunction pen, (F) ORLab, (F) all product bundles defined as minimally invasive, (G) an allocation of MAX1/3 short multifunction pen (the allocation of MAX1/3 units shall be equal to (x) the unit sales of EMR2 minus (y) unit sales of the MAX5 long multifunction pen), and (H) an allocation of shipping and handling revenue and other miscellaneous revenue (based on a prorata split with the Parent’s other business lines), (ii) the Company’s Cobra Fusion Products, including the Fusion 150, Fusion 50 and Fusion magnetic retrievers, and the Cobra XL and XL magnetic retrievers (collectively the “Fusion Products”), along with a pro rata allocation of shipping and handling revenue and other miscellaneous revenue with respect thereto, (iii) any updates or successors to the products referenced in clauses (i) and (ii) (such products referenced in clauses (i) through (iii), the “MIS Products”) and (iv) any product that Parent or its Subsidiaries markets or sells that competes with any MIS Product. For the avoidance of doubt, Combined MIS Revenue shall expressly exclude revenue received in connection with clip products sold or distributed by Parent or its Affiliates (including the Surviving Company).

“Earnout Amount” means the 2014 Earnout Amount or the 2015 Earnout Amount.

“Earnout Year” means each of Parent’s fiscal year 2014 and fiscal year 2015.

“Milestone 1 Payment” means, for the applicable Earnout Year, a payment equal to $3,000,000 upon the achievement of Combined MIS Revenue of at least 90% of the 2014 Combined MIS Revenue Target or the 2015 Combined Revenue Company, as applicable.

“Milestone 2A Payment” means, for the applicable Earnout Year, a scaled payment of up to $2,500,000 based on achieving Combined MIS Revenue of between 90% and 98% of the 2014 Combined MIS Revenue Target or the 2015 Combined MIS Revenue Target, as applicable. For the avoidance of doubt, the scaled payment shall be determined by taking (a) (i) the Combined MIS Revenue for the applicable Earnout Year minus (ii) 90% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, multiplied by (b) (i) $2,500,000 divided by (ii) (A) 98% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, minus (B) 90% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable; provided that the Milestone 2A Payment shall not (y) exceed $2,500,000, nor (z) be less than zero.

“Milestone 2B Payment” means, for the applicable Earnout Year, a scaled payment of up to $2,500,000 based on achieving Combined MIS Revenue of between 98% and 100% of the 2014 Combined MIS Revenue Target or the 2015 Combined Revenue Company, as applicable. For the avoidance of doubt, the scaled payment shall be determined by taking (a) (i) the Combined MIS Revenue for the applicable Earnout Year minus (ii) 98% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, multiplied by (b) (i) $2,500,000 divided by (ii) (A) 100% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, minus (B) 98% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable; provided that the Milestone 2B Payment shall not (y) exceed $2,500,000, nor (z) be less than zero.

“Milestone 3 Payment” means, for the applicable Earnout Year, a scaled payment of up to $5,000,000 based on achieving Combined MIS Revenue of between 100% and 125% of the 2014 Combined MIS Revenue Target or the 2015 Combined Revenue Company, as applicable. For the avoidance of doubt, the scaled payment shall be determined by taking (a) (i) the Combined MIS Revenue for the applicable Earnout Year minus (ii) 100% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, multiplied by (b) (i) $5,000,000 divided by (ii) (A) 125% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable, minus (B) 100% of the 2014 Combined Revenue Company or 2015 Combined Revenue Company, as applicable; provided that the Milestone 3 Payment shall not (y) exceed $5,000,000, nor (z) be less than zero.

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“Milestone Payment” means each of the Milestone 1 Payment, the Milestone 2A Payment, the Milestone 2B Payment and the Milestone 3 Payment. For the avoidance of doubt, an illustrative example of the calculation of the Milestone Payments is set forth on Schedule A-3.

“Parent Trading Price at Delivery of Earnout Statement” means the mean of the daily volume weighted average prices of Parent Shares as reported on NASDAQ for the ten (10) trading days immediately prior to the date of Parent’s delivery of an Earnout Statement reflecting the amount, if any, of the 2014 Earnout Amount or the 2015 Earnout Amount, as applicable.

B. Earnout Calculation.

1. As soon as reasonably practicable following the due date for Parent’s release of earnings for fiscal year 2014 or 2015, as applicable, but no later than three (3) Business Days after such release, Parent shall provide the Representative its calculation of the 2014 Earnout Amount or 2015 Earnout Amount, as applicable, including the Combined MIS Revenue for the applicable fiscal year and information and data reflecting and demonstrating such revenue.

2. On or before the fifth (5th) Business Day following the date on which the Representative accepts Parent’s calculation of the 2014 Earnout Amount (either by delivering written notice of acceptance to Parent or deemed acceptance under paragraph 6 below) or the 2014 Earnout Amount is finally determined under paragraph 6 below, Parent shall pay to the Paying Agent, who shall in turn pay to each Preferred Stockholder such Preferred Stockholder’s Proportionate Share of such Earnout Amount, less any MIP Payments payable with respect thereto (which MIP Payments shall be made concurrently with such payment), by wire transfer of immediately available funds (subject to paragraph 5 below); provided that in the event that the Preferred Stockholder Allocated Amounts, including amounts distributable in connection with the payment of such Earnout Amount, exceeds the Aggregate Liquidation Preference Amount, then the amount of such payment in excess of the Aggregate Liquidation Preference Amount shall be distributed to the Common Stockholders based on the Common Stockholders’ Proportionate Share of such excess.

3. On or before the fifth (5th) Business Day following the date on which the Representative accepts Parent’s calculation of the 2015 Earnout Amount (either by delivering written notice of acceptance to Parent or deemed acceptance under paragraph 6 below) or a 2015 Earnout Amount is finally determined under paragraph 6 below, Parent shall pay to the Paying Agent, who shall in turn pay to each Preferred Stockholder such Preferred Stockholder’s Proportionate Share of such Earnout Amount, less any MIP Payments payable with respect thereto (which MIP Payments shall be made concurrently with such payment), by wire transfer of immediately available funds (subject to paragraph 5 below); provided that in the event that the Preferred Stockholder Allocated Amounts, including amounts distributable in connection with the payment of such Earnout Amount, exceeds the Aggregate Liquidation Preference Amount, then the amount of such payment in excess of the Aggregate Liquidation Preference Amount shall be distributed to the Common Stockholders based on the Common Stockholders’ Proportionate Share of such excess.

4. Notwithstanding anything herein to the contrary, in the event that on or prior to December 31, 2015, a definitive agreement is executed with respect to a Change of Control of

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Parent, an Earnout Amount equal to (i) $16,000,000 minus (ii) any Earnout Amount previously paid to the Stockholders, shall be due (the “Change of Control Payment”). The Change of Control Payment shall be in lieu of any Milestone Payment that may otherwise be due after such Change of Control. Immediately prior to the closing of the transaction giving rise to the Change of Control, Parent shall pay to Paying Agent, who in turn shall pay to each Preferred Stockholder such Preferred Stockholder’s Proportionate Share of such Change of Control Payment, less any MIP Payments payable with respect thereto (which MIP Payments shall be made concurrently with such payment), by wire transfer of immediately available funds (subject to paragraph 5 below); provided that in the event that the Preferred Stockholder Allocated Amounts, including amounts distributable in connection with the payment of such Change of Control Payment, exceeds the Aggregate Liquidation Preference Amount, then the amount of such payment in excess of the Aggregate Liquidation Preference Amount shall be distributed to the Common Stockholders based on the Common Stockholders’ Proportionate Share of such excess.

5. Notwithstanding anything to the contrary in paragraphs 2 or 3 above, Parent may, at its sole option, elect to deliver Parent Shares to the Accredited Stockholders in full or partial satisfaction of (i) any cash payment that may be due with respect to any Milestone 1 Payment or (ii) any cash payment in excess of $10 million that may be due with respect to a Change of Control Payment (such amount which Parent elects to satisfy through the delivery of Parent Shares, the “Earnout Share Amount”). If Parent makes such an election, it shall deliver to each Accredited Stockholder a number of Parent Shares (rounded up to the nearest share) equal to (A) such Accredited Stockholder’s Proportionate Share of such Earnout Share Amount divided by (B) the Parent Trading Price at Delivery of Earnout Statement.

6. Parent shall, and shall cause the Surviving Company to, provide Representative and its Agents with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data and employees of the Surviving Company to the extent reasonably necessary to verify any Earnout Amount. If the Representative has any objections to the statements described in paragraph 1 above (each, an “Earnout Statement”), the Representative shall deliver to Parent a statement setting forth, in reasonable detail, its objections thereto (each, an “Earnout Objection Statement”). If an Earnout Objection Statement is not delivered to Parent within thirty (30) days after delivery of an Earnout Statement, such Earnout Statement as prepared by Parent shall be deemed irrevocably accepted by the Representative on behalf of the Stockholders and be final, binding and non-appealable by the parties and the Stockholders. The Representative and Parent shall negotiate in good faith to resolve the objections raised in any Earnout Objection Statement, but if they do not reach a final resolution within thirty (30) days after the delivery of an Earnout Objection Statement to Parent, any unresolved disputes shall be submitted to an independent national accounting firm mutually selected by Parent and the Representative (the “Earnout Accounting Firm”). In the event any such dispute is submitted to the Earnout Accounting Firm, each party shall be permitted to submit a statement setting forth its calculation of the applicable earnout amounts, together with such supporting documentation as it deems appropriate, to the Accounting Firm. The Representative and Parent shall use their respective commercially reasonable efforts to cause the Earnout Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Earnout Accounting Firm receives the applicable statements prepared by the Representative and Parent.

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The calculation of any Earnout Amount as finally determined by the Earnout Accounting Firm (which such determination shall be made in a manner consistent with the terms of this Agreement and shall not, for either earnout amount, be less than the amount set forth in the applicable Earnout Statement nor exceed the amount set forth in the applicable Earnout Objection Statement) shall be final, binding and non-appealable among the parties. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Earnout Accounting Firm. All costs and expenses of the Earnout Accounting Firm, if any, shall be paid by the parties proportionately based on the difference of each party’s calculation of the applicable earnout amount as compared to the final determination of the Earnout Accounting Firm. For example, if Parent proposes an earnout amount of $100, the Representative proposes an earnout amount of $200, and the final determination of the Earnout Accounting Firm is $160, then 60% of the costs of the Accounting Firm’s review would be borne by Parent and 40% of such costs would be borne by the Representative (on behalf of the Stockholders).

7. All payments required pursuant to paragraphs 2 or 3 above shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent pursuant to this Agreement (in the case of Parent, in respect of the shares in the Surviving Company held by Parent as a result of the Merger), unless otherwise required by applicable Law.

8. Parent and the Surviving Company shall, and Parent shall cause its Subsidiaries to, refrain from taking any action the purpose of which is to reduce the Earnout Amount.

9. In the event that the Fusion Products are bundled with other products in a sale, the amount of discount allocated to such the Fusion Products must not be more than an equal pro rata allocation of the discount to all products in such sale.

10. Commencing six (6) months after the Closing, and continuing quarterly thereafter until delivery of the final Earnout Statement, promptly after the end of each fiscal quarter (and in any event within five (5) days after Company’s release of earnings with respect to such fiscal quarter) Parent shall provide the Representative with a written report setting forth Parent’s calculation of Combined MIS Revenue for the fiscal year as of the end of such fiscal quarter.

11. At any time following the day that is twelve (12) months after any Earnout Payment is due hereunder, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) any Parent Shares that had been made available to the Paying Agent with respect to such Earnout Payment and that have not been disbursed to Stockholders and thereafter such Stockholders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) and only as general creditors thereof with respect to the applicable portion of the Earnout Payment payable to them, without any interest thereon.

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Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of December [31], 2013 (“Escrow Agreement”), is by and among ATRICURE, INC., a Delaware corporation (“Parent”), FORTIS ADVISORS LLC, a Delaware limited liability company (“Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Escrow Agent hereunder (“Escrow Agent”).

BACKGROUND

A. A Merger Agreement, dated as of December 19, 2013 (the “Merger Agreement”) has been executed by and among Parent, Niners Merger Sub, LLC, a Delaware limited liability company, Endoscopic Technologies, Inc., a Delaware corporation, and the Representative.

B. Pursuant to the Merger Agreement, the Representative shall act on behalf of the Stockholders with respect to this Escrow Agreement.

C. Pursuant to the Merger Agreement, Parent and Representative wish to engage the Escrow Agreement to accept, hold and disburse the and (ii) funds deposited with it and the earnings thereon (i) the shares of Parent common stock, par value $0.001 per share (“Parent Shares”), deposited with it, in accordance with this Escrow Agreement.

D. Parent and Representative have appointed the Designees (as defined below) to represent them for all purposes in connection with the funds and Parent Shares to be deposited with Escrow Agent and this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. The following terms shall have the following meanings when used herein:

“Claim Notice” shall have the meaning set forth in Section 6(a).

“Designees” shall mean the Parent Designee and Representative Designee.

“Escrow Cash” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement and any Terumo TSA Payment, together with any interest and other income thereon.

“Escrow Property” shall mean the Escrow Cash and the Escrow Shares, collectively.

“Escrow Shares” shall mean _______________ Parent Shares deposited with Escrow Agent pursuant to Section 3 of this Agreement.

“Escrow Period” shall mean the period commencing on the date hereof and ending at the close of Escrow Agent’s Business Day on March 15, 2015 unless earlier terminated pursuant to this Escrow Agreement.

“Indemnity Claim” shall have the meaning set forth in Section 6(a).

“Indemnified Party” shall have the meaning set forth in Section 11.

“Joint Written Direction” shall mean a written direction executed by the Designees and directing Escrow Agent to disburse all or a portion of the Escrow Property or to take or refrain from taking any other action pursuant to this Escrow Agreement.

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“Parent Designee” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Parent and delivered to Escrow Agent and the Representative Designee in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

“Representative Designee” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Representative and delivered to Escrow Agent and the Parent Designee in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

2. Appointment of and Acceptance by Escrow Agent. Parent and Representative hereby appoint Escrow Agent to serve as Escrow Agent hereunder. Escrow Agent hereby accepts such appointment and, (i) upon receipt by wire transfer of the Escrow Cash in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Cash in accordance with this Escrow Agreement and (ii) agrees to accept delivery of the Escrow Shares via DTC book-entry transfer and in accordance with Section 3 below, agrees to hold the Escrow Shares in accordance with this Escrow Agreement.

3. Deposit of Escrow Property.

(a) Simultaneously with the execution and delivery of this Escrow Agreement, Parent, on behalf of the Representative, will transfer $[            ], by wire transfer of immediately available funds, to an account designated by Escrow Agent (the “Initial Escrow Cash”). After the Closing of the transaction contemplated by the Merger Agreement and upon receipt by Parent, Surviving Company or any of their Affiliates of any Terumo TSA Payment, then Parent shall promptly deposit, or cause to be deposited, the amount of each such Terumo TSA Payment into the Escrow Account (such amounts, together with the Initial Escrow Cash the “Escrow Cash”).

(b) Parent shall deliver to the Escrow Agent the Escrow Shares in book-entry form, with such Escrow Shares issued and held by DTC in street name book-entry position under US Bank National Association participant #____ and Agent Bank ID #_____, Escrow Account #______ dated on or as soon as reasonably practicable after the Closing Date.

4. Disbursements of Escrow Property. :

(a) Escrow Agent shall disburse Escrow Property at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall contain complete payment instructions, including wiring instructions or an address to which a check shall be sent.

(b) Upon expiration of the Escrow Period (but in any event no later than 1 Business Day following the expiration of the Escrow Period), Escrow Agent shall disburse any remaining Escrow Property not subject to a Claim Notice to the Stockholders in accordance with the Distribution Schedule attached hereto as Schedule D.

Prior to any disbursement pursuant to this Section 4, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or original IRS Form W-8, as applicable. All disbursements of funds from the Escrow Property shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12 below.

5. Suspension of Performance; Disbursement into Court. If, at any time, (i) Escrow Agent receives conflicting instructions from Parent, Representative or the Designees with respect to the holding or disposition of all or any portion of the Escrow Property or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Property or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Designees have not, within ten (10) calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

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(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Property, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Parent, Representative or the Designees, their respective owners, stockholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Property or any delay in or with respect to any other action required or requested of Escrow Agent.

6. Resolutions & Disbursement of Claims. If, during the Escrow Period, Parent elects to make a claim for indemnity against the Stockholders in accordance with Article 7 of the Merger Agreement, then the procedures for administering and resolving such claims shall be as follows:

(a) If the Parent elects to assert a claim for indemnity pursuant to Article 7 of the Merger Agreement (an “Indemnity Claim”), it must (i) give written notice of such claim (a “Claim Notice”) to the Escrow Agent and the Representative prior to the expiration of the Escrow Period. Such Claim Notice shall include a reasonably detailed description of the claim and the basis therefor and the amount, if known, asserted by Parent for such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by Parent by reason of such claim). Within thirty (30) calendar days after the date upon which such Claim Notice is delivered to the Escrow Agent and the Representative (the “Claim Notice Delivery Date”), the Representative may advise Parent and the Escrow Agent in writing whether the Representative objects to some or all of the Indemnity Claim described in the Claim Notice.

(b) Escrow Agent shall pay an Indemnity Claim to Parent in the amount of the Claim Notice (i) if the Escrow Agent has not received from the Representative a response to the Claim Notice within ten (10) calendar days after the Claim Notice Delivery Date and the Parent has provided a written statement to the Escrow Agent stating that Parent has delivered the Claim Notice to the Representative in accordance with the notice provisions as defined herein, and that the Representative has failed to object to the Indemnity Claim; or (ii) pursuant to a Joint Written Direction.

(c) If, within ten (10) calendar days after the Claim Notice Delivery Date, the Escrow Agent receives from the Representative a written objection (a “Claim Response”) to any or all (the “Contested Amount”) of the Claim Notice amount, Escrow Agent shall release to the Parent all of the Claim Notice amount except for the Contested Amount. Thereafter, Escrow Agent shall release the Contested Amount only pursuant to (i) a Joint Written Direction or (ii) the final order, judgment or decree of any court or the award of an arbitrator chosen by Parent and Representative.

(d) Escrow Agent shall have no responsibility to determine the validity or sufficiency of any Claim Notice or Claim Response or whether any Claim Notice or Claim Response has been received by, or to provide a copy of any Claim Notice or Claim Response to, any of Parent, Representative or their respective representatives.

(e) Any disbursements of Escrow Property to Parent shall be made first from the Escrow Cash until such Escrow Cash is reduced to zero, and thereafter from Escrow Shares. In addition, for purposes of determining a Contested Amount or to the extent that disbursements of Escrow Shares are made to Parent the disbursement of such Escrow Shares shall be valued at the mean of the daily volume weighted average prices of a Parent Share as reported on NASDAQ for the ten (10) trading days immediately prior to the Claim Notice Delivery

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Date. Such daily volume weighted average price calculation shall be made by Parent and promptly provided by Parent to Escrow Agent, and Escrow Agent shall be entitled to rely on such calculation without making any independent calculation.

7. Investment of Funds. Based upon Parent’s and Representative’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, the Escrow Agent is directed to initially invest and reinvest the Escrow Cash in the investment indicated on Schedule B hereto. The Representative may provide written instructions changing the investment of the Escrow Cash to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America; (b) U.S. dollar denominated deposit accounts and certificates of deposits issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which such deposits are either (i) insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or (ii) with domestic commercial banks which have a rating on their short- term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates; provided that the Escrow Agent will not be directed to invest in investments that the Escrow Agent in its sole discretion determines are not consistent with the Escrow Agent’s policy or practices. Parent and Representative acknowledge that the Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice. Parent and Representative acknowledge that they have received from the Escrow Agent, either directly or via access to the relevant website, a current copy of the prospectus for the investment they have authorized in Schedule B, prior to providing such authorization.

If Escrow Agent has not received a written instruction from Representative at any time that an investment decision must be made, Escrow Agent is directed to invest the Escrow Cash, or such portion thereof as to which no written investment instruction has been received, in the investment indicated on Schedule B hereto. All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Parent and Representative, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Cash permitted or required hereunder. All investment earnings shall become part of the Escrow Cash and investment losses shall be charged against the Escrow Cash. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Cash. With respect to any Escrow Cash received by Escrow Agent after twelve o’clock, p.m., Central Standard Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota and the New York Stock Exchange are open for business.

8. Duties with Respect to Escrow Shares

(a) Voting of Escrow Shares. In the event of a meeting or written action of shareholders of the Parent during the term of this Escrow Agreement, the Escrow Agent shall vote the Escrow Shares in accordance with the written direction of the Representative. The Escrow Agent shall send to the Representative copies of any notices, proxies and proxy material received by it in connection with such meeting or action. The Escrow Agent shall have no right to vote any Escrow Shares unless the Escrow Agent has received written directions from the Representative. The Representative shall have no obligation to vote the Escrow Shares.

(b) Dividends; Distributions. Parent shall notify Escrow Agent of any cash dividend, dividends payable in securities or other distribution of any kind (but excluding any shares of Parent capital stock received upon a stock split or nontaxable stock dividend of Parent Shares) to be distributed, within 5 Business Days after the declaration by Parent of same, and Escrow Agent shall distribute such dividends or distributions to the Stockholders in accordance with the Distribution Schedule attached hereto as Schedule D within 5 Business Days of receipt of such notice.

(c) Disbursement of Escrow Shares. Whenever a distribution of a number of Escrow Shares is to be made in accordance with the terms of this Escrow Agreement, the Representative, or in the event of a disbursement to the Parent in satisfaction of a claim hereunder, the Parent, shall deliver written instruction to the

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Escrow Agent, directing it to transfer the appropriate number of shares to the Stockholders in accordance with the Distribution Schedule attached hereto as Schedule D, or Parent, as applicable. In the event that the Stockholders are the intended recipient of the Escrow Shares, such Escrow Shares shall be distributed directly to the Stockholders in accordance with the Distribution Schedule attached hereto as Schedule D. The transfer of such Escrow Shares shall be evidenced in book-entry form and not by delivery of stock certificates.

(d) Stock Splits. In the event of any such stock split or other similar occurrence involving the Escrow Shares (notice of which shall be provided by Parent to the Representative and Escrow Agent), Representative shall deliver to Escrow Agent a revised version of the Distribution Schedule setting forth the new number of Escrow Shares held as Escrow Property. Unless and until the Escrow Agent receives the additional Escrow Shares from DTC, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

9. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to the Parent and Representative specifying a date when such resignation shall take effect. Upon any such notice of resignation, Parent and Representative jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If the Parent and Representative fail to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Escrow Agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Parent and Representative. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Property and shall pay all Escrow Property to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

10. Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Escrow Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

11. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to the Parent or Representative (or Stockholders). Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Property in accordance with the terms of this Escrow Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Property, any account in which Escrow Property is deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement

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or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Parent and Representative (solely on behalf of the Stockholders and not in its individual capacity), jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Parent and Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

12. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Parent and Representative (solely on behalf of the Stockholders and not in its individual capacity), jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, Designee and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Parent, Representative and the Designees, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Parent and Representative (solely on behalf of the Stockholders and not in its individual capacity) further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Parent’s and Representative’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Parent and Representative (solely on behalf of the Stockholders and not in its individual capacity) jointly and severally. The obligations of Parent and Representative under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

The parties agree that neither the payment by Parent or Representative (solely on behalf of the Stockholders and not in its individual capacity) of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Cash in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Parent and Representative, the respective rights and obligations of Parent and Representative under the Merger Agreement.

13. Compensation of Escrow Agent. Parent shall compensate Escrow Agent on demand for its services hereunder in accordance with Schedule A attached hereto. The obligations of Parent under this Section 12 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

14. Representations and Warranties. Parent and Representative each respectively make the following representations and warranties to Escrow Agent:

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(a) it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and

(b) each of the applicable persons designated on Schedule C attached hereto have been duly appointed to act as authorized representatives hereunder and individually have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as authorized representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Escrow Agreement.

15. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

16. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of Delaware and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

17. Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt or (v) via email by way of a PDF attachment thereto of an executed document. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section 16, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 16) Such notices shall be sent to the applicable party or parties at the address specified below:

If to Parent:	Atricure, Inc. 6217 Centre Park Drive West Chester, OH 45069
Facsimile:	513-755-4567
E-mail:	mcarrel@atricure.com
Attention:	President and Chief Executive Officer

with a copy to:	Keating Muething & Klekamp PLL Suite 1400 One East Fourth Street Cincinnati, OH 45202
Facsimile:	(513) 579-6457
E-mail:	freuter@kmklaw.com and rlesan@kmklaw.com
Attention:	F. Mark Reuter and Robert C. Lesan III

If to Representative:	Fortis Advisors LLC Attention: Notices Department
Facsimile No.:	(858) 408-1843

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Email:	notices@fortisrep.com

with a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133
Facsimile:	(858) 677-1401
E-mail:	michael.kagnoff@dlapiper.com
Attention:	Michael S. Kagnoff

If to Escrow Agent at:	U.S. Bank National Association, as Escrow Agent ATTN: Global Corporate Trust Services Address: _______________ Telephone: _______________ Facsimile: _______________ E-mail: _______________

with a copy to:

U.S. Bank National Association

ATTN: _______________

Trust Finance Management

________________________

________________________

Telephone: _______________

Facsimile: _______________

E-mail: _______________

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

18. Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Schedule C, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Parent or Representative’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, Managing Director, President and Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Parent and Representative agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Cash for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Parent and Representative acknowledge that these optional security procedures are commercially reasonable.

19. Amendment, Waiver and Assignment. None of the terms or conditions of this Escrow Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Escrow Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall

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not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 9 hereof, this Escrow Agreement may not be assigned by any party without the written consent of the other parties.

20. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

21. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

22. Entire Agreement, No Third Party Beneficiaries. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Cash and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Cash. Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

23. Execution in Counterparts, Facsimiles. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Escrow Agreement and any Joint Written Instruction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

24. Termination. This Escrow Agreement shall terminate upon the distribution of all the Escrow Cash pursuant to any applicable provision of this Escrow Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Cash.

25. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Parent or Representative and become pecuniarily interested in any transaction in which the Parent or Representative may be interested, and contract and lend money to the Parent or Representative and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Parent or Representative or for any other entity.

26. Brokerage Confirmation Waiver. Parent and Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Parent and Representative specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Parent and Representative periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

27. Tax Reporting.

(a) Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Parent and Representative shall consult with independent counsel concerning any and all tax matters. Pursuant to the Letters of Transmittal and included Forms W-9 and/or original Forms W-8, as applicable, delivered by the Stockholders to U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as paying agent (the “Paying Agent”) in connection with the Merger Agreement, the Paying Agent shall deliver such tax forms to the Escrow Agent for purposes of the Escrow Agent’s tax reporting obligations contemplated by this Section 26. If such tax documentation is not so provided, Escrow Agent shall withhold taxes as required by the IRS.:

(b) All income, interest, increments and realized gains earned upon the Escrow Cash (“Earnings”) shall become part of the Escrow Cash and shall be retained in such Escrow account and be disbursed in accordance with the terms of this Agreement. The parties hereto agree that for all federal, state, local and foreign tax reporting purposes, all Earnings from the investment of the Escrow Cash in any calendar year shall be allocated to and reported by Parent. Unless and until any portion of the Escrow Cash is to be distributed to the Stockholders,, the Escrow Cash shall be considered as owned by Parent for all federal, state, local and foreign tax purposes. Parent

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shall provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest and Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and state laws. To the extent that Parent is treated for tax purposes as the owner of any Earnings from investment of the Escrow Cash pursuant to this Agreement, Parent will be entitled to be reimbursed out of the Escrow account by the Escrow Agent and the Escrow Agent is hereby directed to pay Parent from the Escrow Account, on a quarterly-basis, as soon as reasonably practicable following the reporting of any such quarterly Earnings to Parent, a distribution equal to the product of (i) 40% and (ii) the amount of such Earnings reported to Parent for tax purposes.

(c) Escrow Agent IRS Reporting. Parent shall provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

(d) Withholding Requests and Indemnification. Parent and Representative (solely on behalf of the Stockholders and not in its individual capacity) jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold the Escrow Agent harmless pursuant to Section 11 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

(e) Imputed Interest. To the extent that IRS imputed interest regulations apply, Parent and Representative shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Parent and Representative deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

28. WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

29. Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

ATRICURE, INC.

By:
Name:
Title:

FORTIS ADVISORS LLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:
Name:
Title:

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SCHEDULE A

Schedule of Fees for Services as Escrow Agent

I. Acceptance Fee:                                                                                                                                                            $1,000

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the Closing. This is a flat one-time fee, payable at Closing.

II. Annual Administration Fee:                                                                                                                                        $1,000

An annual administration fee for performance of the routine duties of the Escrow Agent associated with the management of the account. Administration fees are payable in arrears at Closing and on each anniversary of the Closing.

III. Extraordinary Expenses:

Extraordinary services are duties or responsibilities of an unusual nature but not provided for in the governing documents or otherwise set forth in this schedule, including without limitation amendments, specialized reporting, use investments not automated with the Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B

U.S. BANK NATIONAL ASSOCIATION

Investment Authorization Form

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION

DESCRIPTION AND TERMS

(internal cusip 9AMMF05B2)

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Designee for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

SCHEDULE C

Each of the following person(s) is a Parent Designee authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Parent’s behalf (only one signature required):

Michael H. Carrel		513-755-5758
Name	Specimen signature	Telephone No.

M. Andrew Wade		513-755-4564
Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ]	_____________________________
Name	Telephone Number

Each of the following person(s) is a Representative Designee authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Representative’s behalf (only one signature required):

Adam Lezack		858-200-8692
Name	Specimen signature	Telephone No.

Ryan Simkin		858-200-8691
Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations

[ ]	_____________________________
Name	Telephone Number

SCHEDULE D

DISTRIBUTION SCHEDULE

[To be inserted approximately three (3) Business Days prior to the Closing of the Merger Agreement.]